EXHIBIT 10.2
Execution Copy

SALE AGREEMENT
This SALE AGREEMENT (this "Agreement"), dated as of September 20, 2013, is by and among Diamond Resorts Tempus Seller 2013, a Delaware limited liability company (the "Seller"), and Diamond Resorts Tempus Owner Trust 2013, a Delaware statutory trust (the "Issuer"), and their respective permitted successors and assigns.
W I T N E S S E T H:
WHEREAS, on the date hereof, (i) pursuant to this Agreement, the Seller intends to sell and the Issuer intends to purchase the Timeshare Loans, and (ii) pursuant to that certain indenture, dated as of September 20, 2013 (the "Indenture"), by and among the Issuer, Diamond Resorts Financial Services, Inc., a Nevada corporation, as servicer (in such capacity, the "Servicer") and Wells Fargo Bank, National Association, a national banking association, as indenture trustee (in such capacity, the "Indenture Trustee"), the Issuer intends to pledge, among other things, such Timeshare Loans to the Indenture Trustee to secure the Issuer’s Timeshare Loan Backed Notes, Series 2013 (the "Notes"); and
NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:
SECTION 1.Definitions; Interpretation. Capitalized terms used but not defined herein shall have the meanings specified in "Standard Definitions" attached hereto as Annex A.
SECTION 2.    Acquisition of Timeshare Loans.
(a)    Timeshare Loans. On the Closing Date, in return for the Timeshare Loan Acquisition Price for each of the Timeshare Loans, the Seller does hereby sell, transfer, assign and grant to the Issuer, without recourse (except as provided in Section 6 and Section 8 hereof), any and all of the Seller’s right, title and interest in and to (i) the Timeshare Loans listed on the Schedule of Timeshare Loans, (ii) the Receivables in respect of the Timeshare Loans due on and after the Cut-Off Date, (iii) the related Timeshare Loan Files, (iv) all Related Security in respect of the Timeshare Loans and, (v) all rights and remedies of the Seller pursuant to the Purchase Agreement and (vi) all income, payments, proceeds and other benefits and rights related to any of the foregoing (the property described in the foregoing clauses (i) through (v) being referred to as the "Conveyed Timeshare Property"). Upon such sale, the ownership of each Timeshare Loan and all collections allocable to principal and interest thereon since the Cut-Off Date and all other property interests or rights conveyed pursuant to and referenced in this Section 2(a) shall immediately vest in the Issuer, its successors and assigns. The Seller shall not take any action inconsistent with such ownership nor claim any ownership interest in any Timeshare Loan for any purpose whatsoever other than for consolidated financial and federal and state income tax reporting.
(b)    [Reserved].

(c)    Delivery of Timeshare Loan Files. In connection with the sale, transfer, assignment and conveyance of the Timeshare Loans hereunder, the Issuer hereby directs the Seller and the Seller hereby agrees to deliver or cause to be delivered to the Custodian all related Timeshare Loan Files and to the Servicer all related Timeshare Loan Servicing Files.
(d)    Collections. The Seller shall deposit or cause to be deposited all collections that are received by it in respect of the Timeshare Loans conveyed hereunder on and after the Cut-Off Date in the Collection Account.
(e)    Limitation of Liability. Neither the Issuer nor any subsequent assignee of the Issuer shall have any obligation or liability with respect to any Timeshare Loan nor shall the Issuer or any subsequent assignee have any liability to any Obligor in respect of any Timeshare Loan. No such obligation or liability is intended to be assumed by the Issuer or any subsequent assignee herewith and any such obligation or liability is hereby expressly disclaimed.
SECTION 3.    Intended Characterization; Grant of Security Interest. It is the intention of the parties hereto that the transfer of Timeshare Loans made pursuant to the terms hereof shall constitute a sale by the Seller to the Issuer and not a loan secured by the Timeshare Loans. In the event, however, that a court of competent jurisdiction were to hold that such transfer constitutes a loan and not a sale, it is the intention of the parties hereto that (i) the Seller shall be deemed to have Granted to the Issuer as of the date hereof a first priority perfected security interest in all of the Seller’s right, title and interest in, to and under the Conveyed Timeshare Property and (ii) this Agreement shall constitute a security agreement under applicable law. In the event of the characterization of such transfer as a loan, the amount of interest payable or paid with respect to such loan under the terms of this Agreement shall be limited to an amount which shall not exceed the maximum nonusurious rate of interest allowed by the applicable state law or any applicable law of the United States permitting a higher maximum nonusurious rate that preempts such applicable state law, which could lawfully be contracted for, charged or received (the "Highest Lawful Rate"). In the event any payment of interest on any such loan exceeds the Highest Lawful Rate, the parties hereto stipulate that (a) to the extent possible given the term of such loan, such excess amount previously paid or to be paid with respect to such loan be applied to reduce the principal balance of such loan, and the provisions thereof immediately be deemed reformed and the amounts thereafter collectible thereunder reduced, without the necessity of the execution of any new document, so as to comply with the then applicable law, but so as to permit the recovery of the fullest amount otherwise called for thereunder and (b) to the extent that the reduction of the principal balance of, and the amounts collectible under, such loan and the reformation of the provisions thereof described in the immediately preceding clause (a) is not possible given the term of such loan, such excess amount will be deemed to have been paid with respect to such loan as a result of an error and upon discovery of such error or upon notice thereof by any party hereto such amount shall be refunded by the recipient thereof.
The characterization of the Seller as "debtor" and the Issuer as "secured party" in any financing statement required hereunder is solely for protective purposes and shall in no way be construed as being contrary to the intent of the parties that this transaction be treated as a sale to the Issuer of the Seller’s entire right, title and interest in and to the Conveyed Timeshare Property.
SECTION 4.    Conditions Precedent to Acquisition of Timeshare Loans. The obligations of the Issuer to purchase any Timeshare Loans hereunder shall be subject to the satisfaction of the following conditions:
(a)    All representations and warranties of the Seller contained in Section 5 hereof and all information provided in the Schedule of Timeshare Loans shall be true and correct as of the Closing Date, and the Seller shall have delivered to the Issuer, the Indenture Trustee and the Initial Managing Agent an Officer’s Certificate to such effect.
(b)    [Reserved].
(c)    On or prior to the Closing Date, the Seller shall have delivered or shall have caused the delivery of (i) the related Timeshare Loan Files to the Custodian and the Custodian shall have delivered a Trust Receipt therefor pursuant to the Custodial Agreement, (ii) the Timeshare Loan Servicing Files to the Servicer and (iii) a Schedule of Timeshare Loans to the Custodian, the Servicer, the Issuer, Initial Managing Agent and the Indenture Trustee.
(d)    The Seller shall have delivered or caused to be delivered all other information theretofore required or reasonably requested by the Issuer to be delivered by the Seller or performed or caused to be performed all other obligations required to be performed as of the Closing Date, including all filings, recordings and/or registrations as may be necessary in the opinion of the Issuer or the Indenture Trustee to establish and preserve the right, title and interest of the Issuer or the Indenture Trustee, as the case may be, in the related Timeshare Loans.
(e)    On or before the Closing Date, the Issuer, the Servicer and the Indenture Trustee shall have entered into the Indenture.
(f)    The Notes shall be issued and sold on the Closing Date, the Issuer shall receive the full consideration due it upon the issuance of the Notes, and the Issuer shall have applied such consideration, to the extent necessary, to pay to the Seller the Timeshare Loan Acquisition Price for each Timeshare Loan.
(g)    [Reserved].
(h)    The Seller shall have delivered such other certificates and opinions as shall be reasonably requested by the Issuer or its assignee.
SECTION 5.     Representations and Warranties and Certain Covenants of the Seller.
(a)    The Seller represents and warrants to the Issuer and the Indenture Trustee for the benefit of the Noteholders, as of the Closing Date as follows:

(i)    Due Incorporation; Valid Existence; Good Standing. The Seller is a limited liability company duly organized and validly existing in good standing under the laws of the jurisdiction of its formation; and is duly qualified to do business as a foreign company and in good standing under the laws of each jurisdiction where the character of its property, the nature of its business or the performance of its obligations under this Agreement makes such qualification necessary, except where the failure to be so qualified will not have a material adverse effect on the business of the Seller or its ability to perform its obligations under this Agreement or any other Transaction Document to which it is a party or under the transactions contemplated hereunder or thereunder or the validity or enforceability of any portion of the Conveyed Timeshare Property.
(ii)    Possession of Licenses, Certificates, Franchises and Permits. The Seller holds, and at all times during the term of this Agreement will hold, all material licenses, certificates, franchises and permits from all governmental authorities necessary for the conduct of its business, and has received no notice of proceedings relating to the revocation of any such license, certificate, franchise or permit, which singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would materially and adversely affect its ability to perform its obligations under this Agreement or any other Transaction Document to which it is a party or under the transactions contemplated hereunder or thereunder or the validity or enforceability of the Conveyed Timeshare Property.
(iii)    Corporate Authority and Power. The Seller has, and at all times during the term of this Agreement will have, all requisite corporate power and authority to own its properties, to conduct its business, to execute and deliver this Agreement and all documents and transactions contemplated hereunder and to perform all of its obligations under this Agreement and any other Transaction Document to which it is a party or under the transactions contemplated hereunder or thereunder. The Seller has all requisite corporate power and authority to acquire, own, transfer and convey the Conveyed Timeshare Property to the Issuer.
(iv)    Authorization, Execution and Delivery; Valid and Binding. This Agreement and all other Transaction Documents and instruments required or contemplated hereby to be executed and delivered by the Seller have been duly authorized, executed and delivered by the Seller and, assuming the due execution and delivery by, the other party or parties hereto and thereto, constitute legal, valid and binding agreements enforceable against the Seller in accordance with their respective terms subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforceability of creditors’ rights generally applicable in the event of the bankruptcy, insolvency, or reorganization of the Seller and to general principles of equity, regardless of whether such enforceability shall be considered in a proceeding in equity or at law. This Agreement constitutes a valid transfer of the Seller’s interest in the Conveyed

Timeshare Property to the Issuer or the valid creation of a first priority perfected security interest in the Conveyed Timeshare Property in favor of the Issuer.
(v)    No Violation of Law, Rule, Regulation, etc. The execution, delivery and performance by the Seller of this Agreement and any other Transaction Document to which the Seller is a party do not and will not (A) violate any of the provisions of the certificate of formation or the limited liability company agreement of the Seller, (B) violate any provision of any law, governmental rule or regulation currently in effect applicable to the Seller or its properties or by which the Seller or its properties may be bound or affected, including, without limitation, any bulk transfer laws, (C) violate any judgment, decree, writ, injunction, award, determination or order currently in effect applicable to the Seller or its properties or by which the Seller or its properties are bound or affected, (D) conflict with, or result in a breach of, or constitute a default under, any of the provisions of any indenture, mortgage, deed of trust, contract or other instrument to which the Seller is a party or by which it is bound or (E) result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, mortgage, deed of trust, contract or other instrument.
(vi)    Governmental Consent. No consent, approval, order or authorization of, and no filing with or notice to, any court or other Governmental Authority in respect of the Seller is required which has not been obtained in connection with the authorization, execution, delivery or performance by the Seller of this Agreement or any of the other Transaction Documents to which it is a party or under the transactions contemplated hereunder or thereunder, including, without limitation, the transfer of the Conveyed Timeshare Property and the creation of the security interest of the Issuer therein pursuant to Section 3 hereof.
(vii)    Defaults. The Seller is not in default under any material agreement, contract, instrument or indenture to which the Seller is a party or by which it or its properties is or are bound, or with respect to any order of any court, administrative agency, arbitrator or governmental body, in each case, which would have a material adverse effect on the transactions contemplated hereunder or on the business, operations, financial condition or assets of the Seller, and no event has occurred which with notice or lapse of time or both would constitute such a default with respect to any such agreement, contract, instrument or indenture, or with respect to any such order of any court, administrative agency, arbitrator or governmental body.
(viii)    No Material Adverse Effect. Since the end of Diamond Resorts Corporation’s most recent, audited fiscal year, there has been no Material Adverse Effect with respect to any Diamond Resorts Entity.
(ix)    Insolvency. The Seller will be solvent at all relevant times prior to, and will not be rendered insolvent by, the transfer of the Conveyed Timeshare Property hereunder. On the Closing Date, the Seller will not engage in any business or transaction for which any property remaining with the Seller would constitute an unreasonably small amount of capital.
(x)    Pending Litigation or Other Proceedings. There is no pending or, to the best of the Seller’s knowledge, threatened action, suit, proceeding or investigation before any court, administrative agency, arbitrator or governmental body against or affecting the Seller which, if decided adversely, would materially and adversely affect (i) the condition (financial or otherwise), business or operations of the Seller, (ii) the ability of the Seller to perform its obligations under, or the validity or enforceability of, this Agreement or any other Transaction Document to which it is a party, (iii) any of the Conveyed Timeshare Property or title of the Seller to any Conveyed Timeshare Property, or (iv) the Issuer’s or the Indenture Trustee's ability to foreclose or otherwise enforce its rights with respect to any of the Conveyed Timeshare Property.
(xi)    Information. No document, certificate or report furnished or required to be furnished by or on behalf of the Seller pursuant to this Agreement, in its capacity as the Seller, contains or will contain when furnished any untrue statement of a material fact or fails, or will fail, to state a material fact necessary in order to make the statements contained therein not misleading. There are no facts known to the Seller which, individually or in the aggregate, materially adversely affect, or which (aside from general economic trends) may reasonably be expected to materially adversely affect in the future, the financial condition or assets or business of the Seller, or which may impair the ability of the Seller to perform its obligations under this Agreement and any other Transaction Document to which it is a party, which have not been disclosed herein or therein or in the certificates and other documents furnished to the Issuer by or on behalf of the Seller pursuant hereto or thereto specifically for use in connection with the transactions contemplated hereby or thereby.
(xii)    Foreign Tax Liability. The Seller is not aware of any Obligor under a Timeshare Loan who has withheld any portion of payments due under such Timeshare Loan because of the requirements of a foreign taxing authority, and no foreign taxing authority has contacted the Seller concerning a withholding or other foreign tax liability.
(xiii)    Employee Benefit Plan Liability. As of the Closing Date, (i) no "accumulated funding deficiency" (as such term is defined under ERISA and the Code), whether or not waived, exists with respect to any "employee pension benefit plan" (as such term is defined under ERISA) sponsored, maintained or contributed to by the Seller or any of its Affiliates with respect to any plan year beginning prior to January 1, 2011, and, to the Seller's knowledge, no event has occurred or circumstance exists that may result in an accumulated funding deficiency as of the last day of any plan year beginning prior to January 1, 2011; (ii) no unpaid “minimum required contribution” (as such term is defined under ERISA and the Code), whether or not such funding deficiency is waived, exists with respect to any employee pension benefit plan sponsored, maintained or contributed to by the Seller or any of its Affiliates with respect to any plan year beginning after December 31, 2010, and, to the Seller’s knowledge, no event has occurred or circumstance exists that may result in an unpaid minimum required contribution as of the last day of any plan year beginning after December 31, 2010 of any such plan; (iii) the Seller and each of its Affiliates has made all contributions required under each Multiemployer Plan; and (iv) neither the Seller nor any of its Affiliates has withdrawn from any Multiemployer Plan with respect to which there is any outstanding liability and, to the Seller's knowledge, no event has occurred or circumstance exists that presents a risk of the occurrence of any withdrawal from, or the partition, termination, reorganization or insolvency of, any Multiemployer Plan that could result in any liability to the Seller.
(xiv)    Taxes. The Seller has filed all tax returns (federal, state and local) which it reasonably believes are required to be filed and has paid or made adequate provision for the payment of all taxes, assessments and other governmental charges due from the Seller or is contesting any such tax, assessment or other governmental charge in good faith through appropriate proceedings or such failure will not have a material adverse effect on the rights and interests of the Issuer. The Seller knows of no basis for any material additional tax assessment for any fiscal year for which adequate reserves have not been established. The Seller intends to pay all such taxes, assessments and governmental charges when due.
(xv)    Place of Business. The place of business where the Servicer on behalf of the Seller keeps its records concerning the Timeshare Loans will be 10600 West Charleston Boulevard, Las Vegas, Nevada 89135 (or such other place specified by the Seller by written notice to the Issuer and the Indenture Trustee). The principal place of business and chief executive office of the Seller is located at 10600 West Charleston Boulevard, Las Vegas, Nevada 89135 (or such other place specified by the Seller by written notice to the Issuer and the Indenture Trustee).
(xvi)    Securities Laws. The Seller is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended. No portion of the Timeshare Loan Acquisition Price for each of the Timeshare Loans will be used by the Seller to acquire any security in any transaction which is subject to Section 13 or Section 14 of the Securities Exchange Act of 1934, as amended.
(xvii)    Ownership of the Seller. One hundred percent (100%) of the membership interest of the Seller is directly owned (both beneficially and of record) by Diamond Resorts Finance Holding Company, a Delaware corporation. Such membership interest is validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire membership interests from the Seller.
(xviii)    Representations and Warranties Regarding Security Interest and Loan Files.

(A)In the event of the characterization of the transfers under this Agreement as a loan, the grant under Section 3 hereof creates a valid and continuing security interest (as defined in the applicable UCC) in the Conveyed Timeshare Property in favor of the Issuer, which security interest is prior to all other Liens arising under the UCC, and is enforceable as such against creditors of the Seller, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affected creditors’ rights and remedies generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
(B)The Timeshare Loans and the documents evidencing such Timeshare Loans constitute either “accounts”, “chattel paper”, “instruments” or “general intangibles” within the meaning of the applicable UCC.
(C)The Seller owns and has good and marketable title to the Conveyed Timeshare Property free and clear of any Lien, claim or encumbrance of any Person.
(D)The Seller has caused or will have caused, within ten days of the Closing Date, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Conveyed Timeshare Property granted to the Issuer and by the Issuer to the Indenture Trustee.
(E)All original executed copies of each Obligor Note that constitute or evidence any Conveyed Timeshare Property have been delivered to the Custodian and the Issuer has received a Trust Receipt therefor, which acknowledges that the Custodian is holding the Obligor Notes that constitute or evidence any Conveyed Timeshare Property solely on behalf and for the benefit of the Indenture Trustee.
(F)Other than as contemplated by this Agreement and the Indenture, the Seller has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Conveyed Timeshare Property. The Seller has not authorized the filing of and is not aware of any financing statements against the Seller that include a description of collateral covering any Conveyed Timeshare Property other than any financing statement relating to the security interest granted to the Issuer and the Indenture Trustee hereunder, under the Indenture or that has been terminated.
(G)All financing statements filed or to be filed against the Seller in favor of the Issuer and the Indenture Trustee in connection herewith describing the Conveyed Timeshare Property contain a statement to the following effect: “A purchase of or security interest in any collateral described in this financing statement will violate the rights of the Secured Party.”
(H)None of the Obligor Notes that constitute or evidence any Conveyed Timeshare Property has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than to the Issuer and by the Issuer to the Indenture Trustee.
The foregoing representations and warranties in Section 5(a)(xviii) shall remain in full force and effect and shall not be waived or amended until the Notes are paid in full or otherwise released or discharged.
(b)    The Seller hereby: (i) represents and warrants that immediately prior to the transfer of any Timeshare Loan to the Issuer, the Seller had full legal and equitable title to such Timeshare Loan, free and clear of any liens and encumbrances, and (ii) makes the representations and warranties contained in Schedule I hereto with respect to each Timeshare Loan, and the representations and warranties contained in Schedule II hereto with respect to the Resort, such representations and warranties in both clauses (i) and (ii) for the benefit of the Issuer and the Indenture Trustee for the benefit of the Noteholders with respect to each Timeshare Loan and the Resort as of the Closing Date.
(c)    It is understood and agreed that the representations and warranties set forth in this Section 5 shall survive the sale of any Conveyed Timeshare Property to the Issuer and any assignment of such Timeshare Loan by the Issuer to the Indenture Trustee for the benefit of the Noteholders and shall continue (i) so long as any such Timeshare Loan shall remain outstanding or (ii) until such time as such Timeshare Loan is repurchased pursuant to Section 6 hereof. The Seller acknowledges that it has been advised that the Issuer intends to assign all of its right, title and interest in and to the Conveyed Timeshare Property and its rights and remedies under this Agreement to the Indenture Trustee for the benefit of the Noteholders. The Seller agrees that, upon any such assignment, the Indenture Trustee may enforce directly, without joinder of the Issuer (but subject to any defense that the Seller may have under this Agreement), all rights and remedies hereunder.
(d)    With respect to any representations and warranties contained in Section 5(a) and Section 5(b) hereof which are made to the Seller’s knowledge, if it is discovered that any representation and warranty is inaccurate and such inaccuracy materially and adversely affects the value of a Timeshare Loan or the interests of the Issuer or any assignee thereof, then notwithstanding the Seller’s lack of knowledge of the accuracy of such representation and warranty at the time such representation or warranty was made, such inaccuracy shall be deemed a breach of such representation or warranty for purposes of the repurchase obligations described herein.
SECTION 6.    Repurchases.
(a)    Mandatory Repurchases for Breaches of Representations and Warranties. Upon the receipt of notice by the Seller of a breach of any of the representations and warranties in Section 5(a) or Section 5(b) hereof which materially and adversely affects the value of a Timeshare Loan or the interests of the Issuer or any subsequent assignee of the Issuer (including the Indenture Trustee for the benefit of the Noteholders) therein, the Seller shall within 60 days of such notice, cure in all material respects the circumstance or condition which has caused such representation or warranty to be incorrect or repurchase such Timeshare Loan at the Repurchase Price.
(b)    Optional Repurchases of Timeshare Loans. On any date, the Seller shall have the option, but not the obligation, to repurchase a Defaulted Timeshare Loan from the Issuer for a price equal to the related Repurchase Price.
(c)    Limitation on Optional Repurchases of Timeshare Loans. The aggregate Cut-Off Date Loan Balance of Defaulted Timeshare Loans that may be repurchased pursuant to Section 6(b) shall be limited on any date to 35% of the Aggregate Loan Balance on the Cut-Off Date less the sum of the Loan Balances of all Defaulted Timeshare Loans (as of the date they became Defaulted Timeshare Loans) previously repurchased.
(d)    Payment of Repurchase Prices. The Issuer hereby directs and the Seller hereby agrees to remit all amounts in respect of Repurchase Prices in immediately available funds to the Indenture Trustee.
(e)    Schedule of Timeshare Loans. The Issuer hereby directs, and the Seller hereby agrees, on each date on which a Timeshare Loan has been repurchased, to provide the Issuer and the Indenture Trustee with a revised Schedule of Timeshare Loans reflecting the removal of such Timeshare Loans.
(f)    [Reserved].
(g)    Release. In connection with any repurchase of one or more Timeshare Loans contemplated by this Section 6, upon satisfaction of the conditions contained in this Section 6, the Issuer shall execute and deliver (or shall cause the Indenture Trustee to execute and deliver) such releases and instruments of transfer or assignment presented to it by the Seller or its designee, in each case without recourse, as shall be necessary to vest in the Seller or its designee the legal and beneficial ownership of such Timeshare Loans. The Issuer shall cause the Custodian to release the related Timeshare Loan Files to the Seller or its designee and the Servicer to release the related Timeshare Loan Servicing Files to the Seller or its designee.
(h)    Sole Remedy. It is understood and agreed that the obligations of the Seller to repurchase Timeshare Loans contained in Section 6(a) hereof and the obligation of the Seller to indemnify pursuant to Section 8 hereof shall constitute the sole remedies for the breaches of any representation or warranty contained in Section 5(a) or Section 5(b) hereof.

SECTION 7.     Additional Covenants of the Seller. The Seller hereby covenants and agrees with the Issuer as follows:
(a)    The Seller shall comply in all material respects with all applicable laws, rules, regulations and orders applicable to it and its business and properties.
(b)    The Seller shall preserve and maintain its existence (corporate or otherwise), rights, franchises and privileges in the jurisdiction of its organization and, if applicable, all necessary sales finance company licenses.
(c)    On or prior to the Closing Date, the Seller shall indicate in its computer files and other records that each Timeshare Loan has been sold to the Issuer and subsequently pledged to the Indenture Trustee for the benefit of the Noteholders.
(d)    The Seller shall respond to any inquiries with respect to ownership of a Timeshare Loan by stating that such Timeshare Loan has been sold to the Issuer and that the Issuer is the owner of such Timeshare Loan and that such Timeshare Loan has been pledged to the Indenture Trustee for the benefit of the Noteholders.
(e)    [Reserved].
(f)    On or prior to the Closing Date, the Seller shall file or cause to be filed, at its own expense, financing statements in favor of the Issuer and the Indenture Trustee for the benefit of the Noteholders with respect to the Conveyed Timeshare Property meeting the requirements of state law in such manner and in such jurisdictions as are necessary or appropriate to perfect the acquisition of the Conveyed Timeshare Property by the Issuer from the Seller, and shall deliver file-stamped copies of such financing statements to the Issuer and the Indenture Trustee for the benefit of the Noteholders.
(g)    The Seller agrees from time to time, at its expense, promptly to execute and deliver all further instruments and documents, and to take all further actions, that may be necessary, or that the Issuer or the Indenture Trustee may reasonably request, to perfect, protect or more fully evidence the sale of the Timeshare Loans, or to enable the Issuer or the Indenture Trustee to exercise and enforce its rights and remedies hereunder or under any Timeshare Loan including but not limited to powers of attorney, Uniform Commercial Code financing statements, assignments of Mortgage. The Seller hereby appoints the Issuer and the Indenture Trustee as attorney-in-fact, which appointment is coupled with an interest and is therefore irrevocable, to act on behalf and in the name of the Seller to enforce obligations of the Seller hereunder.
(h)    Any change in the legal name of the Seller and any use by it of any trade name, fictitious name, assumed name or "doing business as" name occurring after the Closing Date shall be promptly disclosed to the Issuer and the Indenture Trustee in writing.
(i)    Upon the discovery or receipt of notice of a breach of any of its representations or warranties and covenants contained herein, the Seller shall promptly disclose to the Issuer and the Indenture Trustee, in reasonable detail, the nature of such breach.
(j)    The Seller shall immediately transfer to the Issuer or its assignee, as applicable, any payment it receives in respect of the Conveyed Timeshare Property.
(k)    In the event that the Seller or the Issuer or any assignee of the Issuer should receive actual notice of any transfer taxes arising out of the transfer, assignment and conveyance of any Conveyed Timeshare Property, on written demand by the Issuer, or upon the Seller otherwise being given notice thereof, the Seller shall pay, and otherwise indemnify and hold the Issuer and any of its assignees harmless, on an after-tax basis, from and against any and all such transfer taxes.
(l)    The Seller will comply in all material respects with all applicable laws, rules, regulations and orders and preserve and maintain its corporate existence, rights, franchises, qualifications and privileges except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such existence, rights, franchises, qualifications and privileges could not reasonably be expected to materially adversely affect the collectibility of the Conveyed Timeshare Property or the ability of the Seller to perform its obligations under this Agreement and any of the Transaction Documents to which it is a party.
(m)    The Seller will keep its principal place of business and chief executive office and the office where it keeps its records concerning the Obligor Notes at the address of the Seller listed herein or, upon 30 days’ prior written notice to the Issuer and the Indenture Trustee, at any other location in jurisdictions where all actions reasonably requested by the Issuer or the Indenture Trustee to protect and perfect the interest in the Obligor Notes under the applicable Uniform Commercial Code have been taken and completed within 10 days of such notice. The Seller also will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Obligor Notes in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Obligor Notes (including, without limitation, records adequate to permit the daily identification of each Obligor Note) and all payments made with regard to the related Conveyed Timeshare Property prior to and on the Closing Date.
(n)    The Seller shall execute and file such continuation statements and any other documents reasonably requested by the Issuer or the Indenture Trustee or which may be required by law to preserve and protect the interest of the Issuer or the Indenture Trustee hereunder in and to the Conveyed Timeshare Property.
(o)    The Seller agrees from time to time, at its expense, promptly to execute and deliver all further instruments and documents, and to take all further actions, that may be necessary, or that the Issuer or the Indenture Trustee may reasonably request, to perfect, protect or more fully evidence the Conveyed Timeshare Property, or to enable the Issuer or the Indenture Trustee to exercise and enforce its rights and remedies hereunder or under any of the other Transaction Documents to which it is a party. The Seller has delivered to the Custodian a Lost Note Affidavit in the form of Exhibit B hereto in each instance where it is unable to provide a signed original Obligor Note, and the Issuer agrees that such Lost Note Affidavit shall be sufficient to satisfy the Seller's obligations hereunder.
(p)    The Seller authorizes the Issuer and the Indenture Trustee to file continuation statements, and amendments thereto, relating to the Conveyed Timeshare Property and all payments made with regard to the related Conveyed Timeshare Property without the signature of the Seller where permitted by law. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law. The Issuer confirms that it is not its present intention to file a photocopy or other reproduction of this Agreement as a financing statement, but reserves the right to do so if, in its good faith determination, there is at such time no reasonable alternative remaining to it.
(q)    In the event the Seller shall have received any insurance proceeds and such proceeds are not payable to an Obligor, the Seller shall promptly remit such insurance proceeds to the Indenture Trustee for deposit to the Collection Account.
SECTION 8.    Indemnification.
(a)    The Seller agrees to indemnify the Issuer, the Indenture Trustee, the Owner Trustee, the Managing Agent, the Purchasers, the Noteholders and the Initial Purchaser (each an "Indemnified Party", collectively, the "Indemnified Parties") against (x) any and all claims, losses, liabilities, (including legal fees and related costs) that such Indemnified Parties may sustain directly or indirectly related to any inaccuracy or breach of the representations and warranties of the Seller under Section 5 hereof and (y) a failure by the Seller to perform any of its obligations under the Transaction Documents ("Indemnified Amounts") excluding, however (i) Indemnified Amounts to the extent resulting from the gross negligence or willful misconduct on the part of such Indemnified Party; (ii) any recourse for any uncollectible Timeshare Loan not related to a breach of representation or warranty; (iii) recourse to the Seller for a Defaulted Timeshare Loan so long as the same is repurchased pursuant to Section 6 hereof; (iv) Indemnified Amounts attributable to any violation by an Indemnified Party of any requirement of law related to an Indemnified Party; or (v) the operation or administration of the Indemnified Party generally and not related to this Agreement. The Seller shall (x) promptly notify the Issuer, each Managing Agent, each Non-Conduit Purchaser and the Indenture Trustee if a claim is made by a third party with respect to this Agreement or the Timeshare Loans, and relating to (i) the failure by the Seller to perform its duties in accordance with the terms of this Agreement or (ii) a breach of the Seller’s representations, covenants and warranties contained in this Agreement, and (y) assume (with the consent of the related Indemnified Party, which consent shall not be unreasonably withheld) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment, order or decree which may be entered against it or the related Indemnified Party in respect of such claim. If the Seller shall have made any indemnity payment pursuant to this Section 8 and the recipient thereafter collects from another Person any amount relating to the matters covered by the foregoing indemnity, the recipient shall promptly repay such amount to the Seller.
(b)    The Seller agrees to pay, and to indemnify, defend and hold harmless the Indemnified Parties from any taxes which may at any time be asserted with respect to, and as of the date of, the transfer of the Conveyed Timeshare Property to the Issuer hereunder and the further pledge by the Issuer to the Indenture Trustee, including, without limitation, any sales, gross receipts, general corporation, personal property, privilege or license taxes (but not including any federal, state or other taxes arising out of the creation of the Issuer and the issuance of the Notes) and costs, expenses and reasonable counsel fees in defending against the same, whether arising by reason of the acts to be performed by the Seller under this Agreement or the Servicer under the Indenture or imposed against the Issuer, a Noteholder or otherwise. Notwithstanding any other provision of this Agreement, the obligation of the Seller under this Section 8(b) shall not terminate upon the resignation or removal of the Servicer pursuant to the Indenture and shall survive any termination of this Agreement.
(c)    The obligations of the Seller under this Section 8 to indemnify the Indemnified Parties shall survive the termination of this Agreement and continue until the Notes are paid in full or otherwise released or discharged.
SECTION 9.     No Proceedings.  The Seller hereby agrees that it will not, directly or indirectly, institute, or cause to be instituted, or join any Person in instituting, against the Issuer or the Resort, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any federal or state bankruptcy or similar law so long as there shall not have elapsed one year plus one day since the latest maturing Notes issued by the Issuer.
SECTION 10.     Notices, Etc.  All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing and mailed or telecommunicated, or delivered as to each party hereto, at its address set forth under its name on the signature page hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall not be effective until received by the party to whom such notice or communication is addressed. Each of the Seller and the Issuer agree that it shall deliver a copy of notices or requests required to be delivered by the Seller or the Issuer to each Managing Agent, each Non-Conduit Purchaser and the Indenture Trustee.
SECTION 11.     No Waiver; Remedies.  No failure on the part of the Seller, the Issuer or any assignee thereof to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any other remedies provided by law.
SECTION 12.     Binding Effect; Assignability.  This Agreement shall be binding upon and inure to the benefit of the Seller, the Issuer and their respective successors and permitted assigns. Any assignee shall be an express third party beneficiary of this Agreement, entitled directly to enforce this Agreement. The Seller may not assign any of its rights and obligations hereunder or any interest herein without the prior written consent of the Issuer and any of its assignees. The Issuer may, and intends to, assign all of its rights hereunder to the Indenture Trustee for the benefit of the Noteholders and the Seller consents to any such assignment. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until its termination; provided, however, that the rights and remedies with respect to any breach of any representation and warranty made by the Seller pursuant to Section 5 hereof and the repurchase and indemnification obligations shall be continuing and shall survive any termination of this Agreement but such rights and remedies may be enforced only by the Issuer and the Indenture Trustee.
SECTION 13.     Amendments; Consents and Waivers.  No modification, amendment or waiver of, or with respect to, any provision of this Agreement, and all other agreements, instruments and documents delivered thereto, nor consent to any departure by the Seller from any of the terms or conditions thereof shall be effective unless it shall be in writing and signed by each of the parties hereto and the written consent of the Majority Noteholders. Any waiver or consent shall be effective only in the specific instance and for the purpose for which given. No consent to or demand by the Seller in any case shall, in itself, entitle it to any other consent or further notice or demand in similar or other circumstances. The Seller acknowledges that in connection with the intended assignment by the Issuer of all of its right, title and interest in and to the Conveyed Timeshare Property to the Indenture Trustee for the benefit of the Noteholders, the Issuer, as Issuer, intends to issue the Notes, the proceeds of which will be used by the Issuer to purchase the Timeshare Loans conveyed hereunder.
SECTION 14.     Severability.  In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation, shall not in any way be affected or impaired thereby in any other jurisdiction. Without limiting the generality of the foregoing, in the event that a Governmental Authority determines that the Issuer may not purchase or acquire the Conveyed Timeshare Property, the transactions evidenced hereby shall constitute a loan and not a purchase and sale, notwithstanding the otherwise applicable intent of the parties hereto, and the Seller shall be deemed to have granted to the Issuer as of the date hereof, a first priority perfected security interest in all of the Seller’s right, title and interest in, to and under the Conveyed Timeshare Property and the related property as described in Section 2 hereof.
SECTION 15.     GOVERNING LAW; CONSENT TO JURISDICTION.
(A)     THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.
(B)    THE SELLER AND THE ISSUER HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS

OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY AND EACH WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY REGISTERED MAIL DIRECTED TO THE ADDRESS SET FORTH ON THE SIGNATURE PAGE HEREOF AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE DAYS AFTER THE SAME SHALL HAVE BEEN DEPOSITED IN THE U.S. MAILS, POSTAGE PREPAID. THE SELLER AND THE ISSUER EACH HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT. NOTHING IN THIS SECTION 15 SHALL AFFECT THE RIGHT OF THE SELLER OR THE ISSUER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF ANY OF THEM TO BRING ANY ACTION OR PROCEEDING IN THE COURTS OF ANY OTHER JURISDICTION.
SECTION 16.     Headings.  The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.
SECTION 17.     Execution in Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and both of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by facsimile or other electronic transmission (i.e., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof and deemed an original."
SECTION 18.    Owner Trustee. It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by U.S. Bank Trust National Association not individually or personally but solely as Owner Trustee of the Issuer, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made or on the part of the Issuer is made and intended not as personal representations, undertakings and agreements by U.S. Bank Trust National Association, but is made and intended for the purpose of binding only the Issuer, (c) nothing herein contained shall be construed as creating any liability on U.S. Bank Trust National Association, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto, and (d) under no circumstances shall U.S. Bank Trust National Association be personally liable for the payment of any indebtedness or expenses of the Issuer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer under this Agreement or any other related document.

[SIGNATURE PAGES FOLLOW]
IN WITNESS WHEREOF, the parties have caused this Sale Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

DIAMOND RESORTS TEMPUS SELLER 2013, as Seller
By: ___/s/ David F. Palmer_____________________
Name:     David Palmer
Title:         President
Address:     10600 West Charleston Boulevard
Las Vegas, Nevada 89135
Telephone:     702 823 7490
Facsimile:     702 765 8798

DIAMOND RESORTS TEMPUS OWNER TRUST 2013, as Issuer
By: U.S. BANK TRUST NATIONAL ASSOCIATION, not in its individual capacity, but solely as Owner Trustee

By: ___/s/ Brian Giel___________________
Name:     Brian Giel
Title:     Asst. Vice President
Address: 60 Livingston Ave.
St. Paul, MN 55107
Telephone: 651-466-5035
Facsimile: 866-831-7910

Schedule I
Representations and Warranties as to Timeshare Loans
(a)All federal, state or local laws, rules or regulations, including, without limitation, those relating to usury, truth-in-lending, real estate settlement procedure, land sales, the offer and sale of securities, consumer credit protection and equal credit opportunity or disclosure, applicable to the Timeshare Loan or the sale of the Timeshare Properties have been complied with in all material respects such that any violation of any such law, rule or regulation would not impair the collectability of such Timeshare Loan. The applicable rescission period for such Timeshare Loan has expired. The Timeshare Loan was not originated in, or is subject to the laws of, any jurisdiction under which the transfer, conveyance or assignment of such Timeshare Loan would be unlawful, void or voidable.
(b)[Reserved]
(c)The related Obligor has not been released, in whole or in part, from any of its material obligations in respect of the Timeshare Loan. The applicable Obligor Note has not been satisfied, canceled, rescinded or subordinated, in whole or in part, and no instrument has been executed that would effect any such satisfaction, release, cancellation, subordination or rescission. No instrument has been executed that would effect any such release, satisfaction, cancellation, rescission or subordination.
(d)The sale of the related Timeshare Property has not been canceled by the applicable Obligor or any originator. Any statutory or other applicable cancellation or rescission period related to the sale of the Timeshare Property has expired. The Timeshare Property purchased by the applicable Obligor has not been surrendered in accordance with the terms of the relevant Mortgage.
(e)Each Mortgage, Obligor Note and each other document in the related Timeshare Loan File is genuine and the legal, valid and binding obligation of the applicable Obligor, is enforceable in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability shall be considered in a proceeding in equity or at law), and is not subject to any dispute, right of setoff, recoupment, counterclaim, or defense of any kind, whether arising out of transactions concerning such Timeshare Loan or otherwise, and no such right has been asserted with respect thereto.
(f)All of the related Timeshare Loan Servicing Files for such Timeshare Loan have on or prior to the Closing Date been obtained by the Servicer and all the related Timeshare Loan Files are in the possession of the Custodian, the Custodian has issued a Trust Receipt (as defined in the Custodial Agreement) therefor and no Material Exceptions (as defined in the Custodial Agreement) have been cited by the Custodian.
(g)The related Obligor Note is payable in United States Dollars.

(h)The percentage of Timeshare Loans where the Obligor is not a citizen or resident of, and making payments from, the United States, Puerto Rico, the U.S. Virgin Islands or U.S. military bases does not exceed 20% of the Aggregate Loan Balance as of the Cut-Off Date.
(i)Such Timeshare Loan is not more than 30 days delinquent (without giving effect to any applicable grace period) on any payment of principal or interest as of the Cut-Off Date.
(j)The aggregate amount owing from the related Obligor with respect to all Timeshare Loans does not exceed $36,000 in the aggregate.
(k)The related Obligor Note evidences a fully amortizing debt obligation which bears a fixed rate of interest, provides for substantially level monthly payments of principal and interest (other than the final payment thereon), and is for an original term to maturity not exceeding 120 months.
(l)The related Obligor Note may be prepaid in full without penalty.
(m)The related Obligor has been instructed to remit all payments to the Centralized Lockbox Account or such other lockbox account(s) at Approved Financial Institutions that are subject to a Deposit Account Control Agreement approved by the Initial Managing Agent.
(n)The related Obligor is not (i) a Person (other than an individual) that is affiliated with or employed by Diamond Resorts Corporation or any of its Affiliates, including the Servicer, or (ii) a Governmental Authority.
(o)[Reserved]
(p)The applicable assignment of Mortgage and the endorsement of the related Obligor Note constitutes a duly executed, legal, valid, binding and enforceable assignment or endorsement, as the case may be, of such related Mortgage and related Obligor Note, and all monies due or to become due thereunder, and all proceeds thereof.
(q)All of the condominium and apartment units related to the Timeshare Loans in the Resort are located in buildings whose construction has been completed and certificate of occupancy has been issued, in the manner required by applicable state and local laws.
(r)The related Timeshare Property constitutes a fee interest in real property at the Resort. The related Mortgage has been duly filed and recorded with all appropriate governmental authorities in all jurisdictions in which such related Mortgage is required to be filed and recorded to create a valid, binding and enforceable first Lien on the related Timeshare Property and such related Mortgage creates a valid, binding and enforceable first Lien on the related Timeshare Property, subject only to Permitted Liens; and the Seller, to the extent applicable, is in compliance with such Permitted Liens respecting the right to the use of such related Timeshare Property.
(s)Immediately prior to the transfer contemplated pursuant to this Agreement of Timeshare Loans from the Seller to the Issuer, the Seller will own full legal and equitable title to each such Timeshare Loan, free and clear of any Lien or ownership interest in favor of any other

Person. All of the Seller’s right, title and interest in and to each such Timeshare Loan has been validly and effectively transferred to the Issuer pursuant to this Agreement. All of DRFHC’s right, title and interest in and to each such Timeshare Loan has been validly and effectively transferred to the Seller pursuant to the Purchase Agreement.
(t)The related Mortgage contains customary and enforceable provisions so as to render the rights and remedies of the holder thereof adequate for the practical realization against the related Timeshare Property of the benefits of the security interests or other remedies intended to be provided thereby, including by judicial foreclosure or other applicable remedies. There is no exemption available to the related Obligor which would interfere with the mortgagee’s right to foreclose such related Mortgage other than that which may be available under applicable bankruptcy, debt relief, homestead statutes or the Servicemembers Relief Act or similar applicable laws.
(u)The Timeshare Loan is not and has not been secured by any collateral except the Lien of the related Mortgage.
(v)Each related Obligor Note is covered by a form of lender’s title insurance policy or commitment issued by a title insurer qualified to do business in the jurisdiction where the Resort is located, insuring the applicable originator and its successors and assigns as to the first priority Lien of the related Mortgage in an amount equal to the Loan Balance of such Timeshare Loan at origination. Such lender’s title insurance policy, if actually issued, is in full force and effect. No claims have been made under such lender’s title insurance policy, if any, and no prior holder of such Timeshare Loan, including the applicable originator, has done or omitted to do anything which would impair the coverage of such lender’s title insurance policy.
(w)Interest is calculated on each Timeshare Loan on a simple interest basis.
(x)The proceeds of each Timeshare Loan have been fully disbursed and no Timeshare Loan requires any additional performance by any Person.
(y)The terms of each Timeshare Loan have not been modified without the prior written consent of the Majority Noteholders.
(z)Each Timeshare Loan is principally and directly secured by an interest in real property.
(aa)Each Timeshare Loan requires the Obligor to pay all taxes, insurance premiums and maintenance costs with respect to the related Timeshare Property. There are no delinquent taxes, ground rents, water charges, sewer rents, or assessments outstanding with respect to any of the Timeshare Properties, nor any other material outstanding Liens affecting the Timeshare Properties, other than Permitted Liens.
(bb)    No consent, approval, order or authorization of, and no filing with or notice to, any court or governmental authority in respect of any Obligor is required which has not been obtained in connection with the transfer of any Timeshare Loans to DRFHC, the Seller or the Issuer or in connection with the pledge of any Timeshare Loans to the Indenture Trustee.

(cc)    No selection procedures reasonably believed by the Seller to be adverse to the Noteholders were utilized in selecting any Timeshare Loans.
(dd)    Each Obligor Note constitutes an "instrument" under the Uniform Commercial Code of the jurisdiction in which such Obligor Note will at all times be located. There is no more than one original executed copy of each Obligor Note.
(ee)    The related Obligor has equity as of the Closing Date equal to at least 10% of the sale price of the Timeshare Property securing such Timeshare Loan.
(ff)    The related Obligor has not previously had any portion of a scheduled payment delinquent for more than 180 days on a Timeshare Loan.
(gg)    [Reserved].
(hh)    [Reserved].
(ii)    The Timeshare Loan has a remaining term to maturity no greater than 100 months.
(jj)    [Reserved].
(kk)    The Timeshare Loan was part of the Portfolio for purposes of the Tempus Resorts Chapter 11 Plan and Tempus Resorts Confirmation Order.
(ll)    No holder of the Timeshare Loan has any existing or future obligations or liabilities with respect to such Timeshare Loan or the related Obligor.
(mm)    Each Timeshare Loan was originated in connection with the purchase of a Timeshare Property that constitutes a deeded fee interest in the Resort.
(nn)    A minimum of one payment due under the Timeshare Loan has been made on the related Obligor Note prior to the Cut-Off Date.

Schedule II
Representations and Warranties as to the Resort
(a)Timeshare Properties. The sale, offering for sale and financing of Timeshare Properties (A) do not constitute the sale, or the offering for sale, of securities subject to registration requirements of the Securities Act or any state or foreign securities laws, (B) except to the extent that any such violation(s), either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, do not violate Timeshare Laws or any other law of any state or foreign country in which sales or solicitation of Timeshare Properties occur and (C) except to the extent that any such violation(s), either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, do not violate any consumer credit or usury laws of any state or foreign country in which sales or solicitations of Timeshare Properties occur. Except to the extent that any such failure(s), either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, the Diamond Resorts Entities have not failed to make or cause to be made any registrations or declarations with any Governmental Authority necessary to the ownership of the Resorts or to the conduct of their business, including laws and regulations applicable to their business and activities, the operation of the Resorts and the sale, or offering for sale, of Timeshare Properties. Except to the extent that any such noncompliance, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, the Diamond Resorts Entities have, to the extent required by their activities and businesses, complied with all laws and regulations applicable to their businesses and activities.
(b)Timeshare Exchange Network. The exchange system operated by Diamond Resorts International Club, Inc. (“THE Club®”) is being operated in compliance with all applicable Timeshare Laws, except for any non-compliance that could not reasonably be expected to result in a Material Adverse Effect. To the extent Diamond Resorts Entities have entered into written agreements with Resort Condominiums International, LLC, Interval International, Inc. or other exchange networks, such Diamond Resorts Entities are members and participants pursuant to validly executed and enforceable written agreements in Resort Condominiums International, LLC, and/or Interval International, Inc. and/or other exchange networks, as applicable. Such Diamond Resorts Entities have paid all fees and other amounts due and owing under such agreements and are not otherwise in default in any respect thereunder, except to the extent that could not reasonably be expected to result in a Material Adverse Effect.
(c)Common Areas. To the extent that Diamond Resorts Entities are obligated to construct common areas and amenities, the common areas and amenities appurtenant to sold Timeshare Properties, and the streets and other off-site improvements contained within the projects, have been completed or a bond insuring the completion thereof has been obtained, except to the extent that such failure to complete or post a bond is not reasonably likely to have a Material Adverse Effect, and such interests in such common areas are free and clear of all Liens except Permitted Liens.
(d)Homeowners’ Association, Maintenance Fees and Developer Subsidies. All homeowners’ association, maintenance fees and/or developer subsidies, as applicable, required to be paid by any Diamond Resorts Entity and which are past due have been paid, except to the extent that such past due fees do not exceed $3,000,000 in the aggregate.
(e)Condemnation. No condemnation or other proceeding in the nature of eminent domain has been commenced or to any Diamond Resorts Entity’s best knowledge, is threatened or contemplated with respect to all or any portion of the Resort or for the relocation of roadways providing access to the Resort.
(f)Utilities and Public Access. The Resort has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Resort for its respective intended uses. All public utilities necessary to the full use and enjoyment of the Resort are located either in the public right-of-way abutting the Resort (which are connected so as to serve the Resort without passing over the property) or in recorded easements serving the Resort for its current purposes have been completed and dedicated to public use and accepted by all Governmental Authorities.
(g)Use of Property. The Resort is used exclusively as a timeshare resort, hotel and/or other appurtenant and related uses.
(h)Certificate of Occupancy; Licenses. All material certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required for the legal use, occupancy and operation of the Resort as a timeshare resort or hotel (collectively, the “Licenses”), have been obtained and are in full force and effect. Each applicable Diamond Resorts Entity shall keep and maintain all Licenses necessary for the operation of the Resort as a timeshare resort. The use being made of the Resort is in conformity with the certificate of occupancy issued for the Resort.
(i)Flood Zone. None of the improvements on the Resort are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards or, if so located, flood insurance in commercially reasonable amounts is in full force and effect with respect to the Resort.
(j)Physical Condition. The Resort, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists on the Closing Date no structural or other material defects or damages in the Resort, whether latent (to the knowledge of the Diamond Resorts Entities or otherwise; and no Diamond Resorts Entity has received within the 30 days immediately prior to and on the Closing Date notice from any insurance company or bonding company of any defects or inadequacies in the Resort, or any part hereof, which would materially adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.
(k)Boundaries. All of the improvements which were included in determining the appraised value of the Resort lie wholly within the boundaries and building restriction lines of the

Resort, and no improvements on adjoining properties encroach upon the Resort, and no easements or other encumbrances upon the Resort encroach upon any of the improvements, so as to affect the value or marketability of the Resort except those which are insured against by a title insurance policy.
(l)Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable legal requirements currently in effect in connection with the transfer of any Timeshare Property to the applicable Obligor have been paid.
(m)Illegal Activity. No portion of the Resort has been or will be purchased with proceeds of any illegal activity.
(n)Embargoed Person. None of the funds or other assets of any Diamond Resorts Entity constitute property of, or are beneficially owned, directly or indirectly, by any Person subject to trade restrictions under U.S. law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. I et seq., and any executive orders or regulations promulgated thereunder with the result that the investment in any Diamond Resorts Entity (whether directly or indirectly), is prohibited by law or the Notes issued by the Issuer are in violation of law (“Embargoed Person”). No Embargoed Person has any interest of any nature whatsoever in any Diamond Resorts Entity with the result that the investment in any Diamond Resorts Entity (whether directly or indirectly), is prohibited by law or are in violation of law. None of the funds of any Diamond Resorts Entity have been derived from any unlawful activity with the result that the investment in any Diamond Resorts Entity (whether directly or indirectly), is prohibited by law or is in violation of law.
(o)Management Agreements. The Resort Association is managed by a Diamond Resorts Entity or its Affiliate. The Resort Association is duly organized and is validly existing. Each agreement to which a Diamond Resorts Entity or an Affiliate thereof is a party, pursuant to which management services are currently being performed with respect to the Resort (each, a “Management Agreement”), is in full force and effect. The applicable Diamond Resorts Entity or an Affiliate thereof has performed in all material respects all of its obligations under each such Management Agreement.
(p)Insurance. The Resort is insured through the Resort Association, in the event of fire or other casualty for the full replacement value thereof, and in the event that the Timeshare Properties should suffer any loss covered by casualty or other insurance, upon receipt of any Insurance Proceeds, the Resort Association, or a Diamond Resorts Entity, are required, during the time such Timeshare Properties are covered by such insurance, under the applicable governing instruments either to repair or rebuild the portions of the Resort. The Resort, if located in a designated flood plain, maintains flood insurance in an amount not less than the maximum level available under the National Flood Insurance Program.
(q)Litigation. No action, suit, proceeding or investigation is pending or, to the best of the knowledge of any Representing Party, threatened against the Resort Association or the Resort that, if adversely determined, would have a material adverse impact on the Resort, any Diamond Resorts Entity or the value of the Notes.

Exhibit A
Schedule of Timeshare Loans

[Electronic Schedule of Timeshare Loans on file with Indenture Trustee].

Exhibit B
Form Of Lost Note Affidavit
STATE OF ___________
COUNTY OF _________
______________ ("Affiant"), on behalf of and as _________________ of Diamond Resorts Tempus Seller 2013, a Delaware limited liability company (the "Seller"), being duly sworn, deposes and says:
1.    This Lost Note Affidavit is being delivered by the Affiant pursuant to Section 7(n) of the Sale Agreement (the "Agreement"), dated as of September 20, 2013, by and between the Seller and Diamond Resorts Tempus Owner Trust 2013, a Delaware statutory trust, as the Issuer. Unless otherwise defined herein, capitalized terms have the meanings ascribed to such terms in the Agreement and the Standard Definitions thereto.
2.    That ____________________________________________ has issued an Obligor Note evidencing a Timeshare Loan dated __________________ in the principal amount of $_________________ (the "Original Note") to ______________________.
3.    The Original Note has been lost, destroyed, or stolen so that it cannot be found or produced, and the Seller has not endorsed, assigned, sold, pledged, hypothecated, negotiated or otherwise transferred the Original Note or an interest therein.
4.    That the Seller has made a diligent effort to find the Original Note.
5.    It is understood by the Seller that if the Original Note is found, that it will surrender said Original Note to the Custodian or its permitted successors and assigns for cancellation.
___________________________________

The foregoing affidavit was sworn to and subscribed before me this _____ day of _____________, _______, by ______________, as __________________________ of Diamond Resorts Tempus Seller 2013, who is personally known to me or who has produced _________________________________________ as identification and who did take an Oath.
___________________________________

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(AFFIX NOTARIAL SEAL)    Notary Public, State of __________
(Name)
Commission Number: _________________    My Commission Expires:

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FINAL
ANNEX A

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STANDARD DEFINITIONS
Rules of Construction. In these Standard Definitions and with respect to the Transaction Documents (as defined below), (a) the meanings of defined terms are equally applicable to the singular and plural forms of the defined terms, (b) in any Transaction Document, the words “hereof,” “herein,” “hereunder” and similar words refer to such Transaction Document as a whole and not to any particular provisions of such Transaction Document, (c) any subsection, Section, Article, Annex, Schedule and Exhibit references in any Transaction Document are to such Transaction Document unless otherwise specified, (d) the term “documents” includes any and all documents, instruments, agreements, certificates, indentures, notices and other writings, however evidenced (including electronically), (e) the term “including” is not limiting and (except to the extent specifically provided otherwise) shall mean “including (without limitation)”, (f) unless otherwise specified, in the computation of periods of time from a specified date to a later specified date, the word “from” shall mean “from and including,” the words “to” and “until” each shall mean “to but excluding,” and the word “through” shall mean “to and including” and (g) the words “may” and “might” and similar terms used with respect to the taking of an action by any Person shall reflect that such action is optional and not required to be taken by such Person.
“2008 Warehouse Facility” shall mean that certain warehouse facility evidenced by that certain Fifth Amended and Restated Indenture, dated as of April 1, 2013, by and among Diamond Resorts Issuer 2008 LLC, as issuer, DRFS, as servicer, Wells Fargo Bank, National Association, as indenture trustee, custodian and back-up servicer, and Credit Suisse AG, New York Branch, as administrative agent, as may be amended from time to time.
“Acceleration Event” shall have the meaning specified in Section 6.06 of the Indenture.
“Acceptable Attorney” shall have the meaning specified in Section 1.2(b) of the Custodial Agreement.
“Act” shall have the meaning specified in Section 1.04 of the Indenture.
“Administration Agreement” shall mean that certain administration agreement, dated as of September 20, 2013, by and among the Issuer, the Indenture Trustee and the Administrator.
“Administrator” shall mean DRFS.
“Administrator Expenses” shall mean the reasonable out-of-pocket expenses of the Administrator in connection with its duties under the Administration Agreement and any taxes owed pursuant to Section 8.07 of the Indenture.
“Administrator Fee” shall equal $1,000 paid annually.
“Adverse Claim” shall mean any claim of ownership or any lien, security interest, title retention, trust or other charge or encumbrance, or other type of preferential arrangement having the effect or purpose of creating a lien or security interest, other than the interests created under the Indenture in favor of the Indenture Trustee and the Noteholders.
“Affected Party” shall mean (i) any Conduit Liquidity Provider, (ii) any agent, administrator or manager of any Conduit Purchaser, or (iii) any bank holding company in respect of any of the foregoing.
“Affiliate” shall mean any Person: (a) which directly or indirectly controls, or is controlled by, or is under common control with such Person; (b) which directly or indirectly beneficially owns or holds five percent (5%) or more of the voting stock of such Person; or (c) for which five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Aggregate Loan Balance” means the sum of the Loan Balances for all Timeshare Loans (except Defaulted Timeshare Loans).
“Applicable Review Period” shall have the meaning specified in Section 1.2(a) of the Custodial Agreement.
“Approved Financial Institution” shall mean a federal or state-chartered depository institution or trust company having a combined surplus and capital of at least $100,000,000 and further having (a) commercial paper, short-term debt obligations, or other short-term deposits that are rated at least “A-1” by S&P, if the deposits are to be held in the account for 30 days or less, or (b) having long-term unsecured debt obligations that are rated at least “AA” by S&P, if the deposits are to be held in the account more than 30 days. Notwithstanding the foregoing, if an account is held by an Approved Financial Institution, following a downgrade, withdrawal, qualification, or suspension of such institution's rating, each account must promptly (and in any case within not more than 30 calendar days) be moved with written notice to the Indenture Trustee, to an Approved Financial Institution.
“Assignment of Mortgage” shall mean a written assignment of one or more Mortgages from the original maker of such Timeshare Loan to the Indenture Trustee, for the benefit of the Noteholders, relating to one or more Timeshare Loans in recordable form, and signed by an Authorized Officer of all necessary parties, sufficient under the laws of the jurisdiction wherein the related Timeshare Property is located to give record notice of a transfer of such Mortgage and its proceeds to the Indenture Trustee.
“Assumption Date” shall have the meaning specified in Section 5.16(f) of the Indenture.
“Attorney's Bailee Letter” shall have the meaning specified in Section 1.2(b) of the Custodial Agreement.

“Authorized Officer” shall mean, with respect to any corporation, limited liability company or partnership, the Chairman of the Board, the President, any Vice President, the Secretary, the Treasurer, any Assistant Secretary, any Assistant Treasurer, Managing Member and each other officer of such corporation or limited liability company or the general partner of such partnership customarily performing functions similar to those performed by any of the above designated officers, and with respect to a particular matter, any other officer to whom such matter is referred because of such officer's knowledge and familiarity with the particular subject or such officer specifically authorized in resolutions of the Board of Directors of such corporation or managing member of such limited liability company to sign agreements, instruments or other documents in connection with this Indenture on behalf of such corporation, limited liability company or partnership, as the case may be.
“Available Funds” shall mean for any Payment Date, (A) all funds on deposit in the Collection Account after making all transfers and deposits required from or by (i) the Servicer pursuant to the Indenture, (ii) the Reserve Account pursuant to Section 3.02(b) of the Indenture (other than any Reserve Account Draw Amounts), (iii) the Seller or the Issuer pursuant to Section 4.04 of the Indenture, (iv) the Performance Guarantors in respect of the Seller Undertaking Agreement or the Servicer Undertaking Agreement, plus (B) all investment earnings on funds on deposit in the Collection Account from the immediately preceding Determination Date through such Determination Date, less (C) amounts on deposit in the Collection Account related to collections related to any Due Periods subsequent to the Due Period related to such Payment Date.
“Back-Up Servicer” shall mean Wells Fargo Bank, National Association and its permitted successors and assigns, as provided in the Indenture.
“Back-Up Servicing Fee” shall mean for any Payment Date, $4,500.
“Bankruptcy Code” shall mean the federal Bankruptcy Code, as amended (Title 11 of the United States Code).
“Benefit Plan” shall mean an “employee benefit plan” as defined in Section 3(3) of ERISA that is subject to Title I of ERISA or any other “plan” as defined in Section 4975(e)(1) of the Code that is subject to Section 4975 of the Code or any entity whose underlying assets include plan assets by reason of an employee benefit plan's or plan's investment in such entity or any plan that is subject to any substantially similar provision of federal, state or local law.
“Business Day” shall mean any day other than (i) a Saturday or a Sunday, or (ii) a day on which banking institutions in New York City, the city in which the Servicer is located or the city in which the Corporate Trust Office is located, are authorized or obligated by law or executive order to be closed.
“Capital Lease Obligations” of any person means the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Accumulation Event” shall commence on any Determination Date if the average of the Delinquency Levels for the last three Due Periods is greater than or equal to 12.00% and shall continue until the Determination Date where the average of the Delinquency Levels for the last three Due Periods is less than 12.00%.
“Cash Equivalents” means (a) marketable direct obligations issued by, or guaranteed by, the government of the United States of America maturing within one (1) year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at the time of acquisition at least A-1 by S&P or P-1 by Moody's, or carrying an equivalent rating by a nationally recognized rating agency and maturing within six months from the date of acquisition; (d) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States of America; and (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at the time of acquisition at least A by S&P or P-1 by Moody's.
“Centralized Lockbox Account” shall have the meaning specified in Section 5.02(a) of the Indenture.
“Certificate of Trust” shall mean the Certificate of Trust in the form attached as Exhibit A to the Trust Agreement.
“Certified Translation Document” shall have the meaning specified in Section 1.2(c) of the Custodial Agreement.
“Change of Control” shall be deemed to have occurred if (a) prior to a Qualified Public Offering, the Permitted Cloobeck Investors shall fail to own, directly or indirectly, beneficially and of record, units representing at least 51% of the aggregate ordinary voting power and at least 10% of the aggregate economic value represented by the issued and outstanding Equity Interests of Holdings, (b) after a Qualified Public Offering, any “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the date hereof), other than the Permitted Cloobeck Investors shall own, directly or indirectly, beneficially or of record, shares representing either (i) more than 25% or (ii) a higher percentage than the Permitted Cloobeck Investors, in each case of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Holdings, (c) a majority of the seats (other than vacant seats) on the board of directors of Holdings shall at any time be occupied by persons who were neither (i) nominated by the board of directors of Holdings nor (ii) appointed by directors so nominated, (d) any change in control (or similar event, however denominated) with respect to Holdings, Polo Holdings, DRC or any Subsidiary shall occur under and as defined in any indenture or agreement in respect of Material Indebtedness to which Holdings, Polo Holdings, DRC or any other Subsidiary is a party, (e) Polo Holdings shall cease to directly own, beneficially and of record, 100% of the issued and outstanding Equity Interests of DRC or (f) Holdings shall cease to directly own, beneficially and of record, 100% of the issued and outstanding Equity Interests of Polo Holdings.
“Closing Date” shall mean September 20, 2013.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and any successor statute, together with the rules and regulations thereunder.
“Collection Account” shall mean the account established and maintained by the Indenture Trustee pursuant to Section 3.02(a) of the Indenture.
“Collateral Certificate” means the collateral certificate to be executed and delivered by the Issuer to the Initial Managing Agent in form and substance satisfactory to the Initial Managing Agent, as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms and conditions of the Transaction Documents.
“Collateral Documents” means the Indenture, the Deposit Account Control Agreement, the Intercreditor Agreement, and all other instruments, documents and agreements delivered in order to grant to the Indenture Trustee a Lien on the Trust Estate as security for the Notes.
“Collection Policy” shall mean those collection policies and practices of the initial Servicer in effect as of a specified date; and for any successor Servicer shall mean the collection policies and practices of such successor in effect on the date which it commences servicing. The Collection Policy of the initial Servicer in effect on the Closing Date is attached as Exhibit D to the Indenture.
“Collection Reports” shall have the meaning set forth in Section 5.16(b) of the Indenture.
“Commercial Paper” shall mean promissory notes of the Conduit Purchaser or its Related CP Issuer issued by the Conduit Purchaser or its Related CP Issuer in the commercial paper market.
“Conduit Liquidity Agreement” shall mean any agreement executed by a Conduit Liquidity Provider with or for the benefit of a Conduit Purchaser.
“Conduit Liquidity Provider” shall mean the Initial Liquidity Purchaser or any Affiliate thereof and any other institution as to which a Conduit Purchaser has exercised its rights to sell its Notes under the relevant provisions of the related Conduit Liquidity Agreement.
“Conduit Purchaser” shall mean the Initial Conduit Purchaser or any company that is either (a) a commercial paper issuing company or (b) a company which obtains funding from a Related CP Issuer.

“Confidential Information” shall mean information obtained by any Noteholder related to the Notes and the Transaction Documents, that is proprietary in nature and that was clearly marked or labeled as being confidential information of the Issuer, the Servicer or their Affiliates; provided that such term does not include information that (i) was publicly known or otherwise known to the Noteholder prior to the time of such disclosure, (ii) subsequently becomes publicly known through no act or omission by such Noteholder or any Person acting on its behalf or (iii) otherwise becomes known to the Noteholder through any other public disclosure authorized by the Issuer or the Servicer; and provided further that such term does not include the U.S. federal income tax treatment of the Notes (the “Tax Treatment”) and any fact relevant to understanding the tax treatment (the “Tax Structure”) and all materials of any kind, including opinions and other tax analyses that are provided to the Issuer and the Initial Purchaser relating to such Tax Treatment and Tax Structure.
“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus
(a)     without duplication and to the extent deducted (or not included) in determining such Consolidated Net Income, the sum of
(i)consolidated interest expense for such period (excluding interest expense in respect of Indebtedness under a Receivables Securitization),
(ii)consolidated income tax expense for such period,
(iii)all amounts attributable to depreciation and amortization for such period,
(iv)all cash receipts during such period attributable to sales of Timeshare Interests,
(v)to the extent deducted in determining such Consolidated Net Income but not paid in cash during such period, all expenses during such period attributable to the sale of Timeshare Interests,
(vi)the aggregate amount of non-cash deferred financing expenses for such period,
(vii)rebranding or restructuring costs and non-ordinary course expenses related to European operations, in an aggregate amount not to exceed $12,000,000 for all periods,
(viii) any other non-recurring expenses or payments, in an aggregate amount not to exceed $5,000,000 in any four consecutive fiscal quarter period,
(ix)any other non-cash charges (other than to the extent representing accruals for cash expenses in any future period for such period),
(x)any extraordinary charges determined in accordance with GAAP and non-recurring expenses or payments in any four consecutive fiscal quarter period; provided that such charges, expenses and payments shall be limited solely to (A) extraordinary charges as determined in accordance with GAAP, (B) non-cash charges arising from the write down or impairment of assets, (C) costs associated with the discontinuance of a significant operating unit or a significant portion of the business or (D) non-cash charges arising from changes in accounting principles,

(xi)all cash receipts during such period attributable to homeowners' association fees,
(xii) any non-cash charges attributable to the FLRX Judgment or any Permitted FLRX Settlement, and
(xiii)all expenses or costs related to the operations of any Unrestricted Subsidiaries for such period and minus (b) without duplication
(i)all cash payments made during such period on account of fees, reserves, restructuring charges and other non-cash charges added to Consolidated Net Income pursuant to clauses (a)(vii) and (a)(xii) above in a previous period,
(ii) to the extent included in determining such Consolidated Net Income, all revenue during such period attributable to sales of Timeshare Interests, to the extent not received in cash during such period,
(iii)to the extent not deducted in determining Consolidated Net Income for such period, all cash payments made during such period in respect of expenses attributable to the sale of Timeshare Interests,
(iv)to the extent included in determining such Consolidated Net Income, any extraordinary gains and all non-cash items of income for such period, all determined on a consolidated basis in accordance with GAAP,
(v)to the extent included in determining such Consolidated Net Income, all revenue during such period attributable to homeowners' association fees, to the extent not received in cash during such period,
(vi)to the extent not deducted in determining Consolidated Net Income for such period (or reflected in any previous non-cash charge referred to in clause (a)(xii) above), all cash payments made during such period attributable to the FLRX Judgment or any Permitted FLRX Settlement, and

to the extent included in determining such Consolidated Net Income, all revenue during such period attributable to any Unrestricted Subsidiaries.
“Consolidated Interest Expense” means, shall mean, for any period, the excess of (a) the sum (without duplication) of (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations, but excluding, to the extent otherwise included therein, interest expense in respect of Indebtedness under a Receivables Securitization, or interest expense relating to an Unrestricted Subsidiary) of Holdings and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) any interest accrued during such period in respect of Indebtedness of Holdings or any of its Subsidiaries that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP, plus (iii) any cash payments made during such period in respect of obligations referred to in clause (b)(iii) below that were amortized in a previous period, minus (b) the sum of (i) interest income of Holdings and its Subsidiaries for such period (excluding interest income attributable to Diamond Timeshare Receivables), determined on a consolidated basis in accordance with GAAP, (ii) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of financing costs paid in a previous period, plus (iii) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of debt discounts. For purposes of the foregoing, Consolidated Interest Expense shall be determined after giving effect to any net payments made or received by Holdings or any of its Subsidiaries with respect to interest rate Hedge Agreements.
“Consolidated Net Income” means, for any period, the net income or loss of Holdings and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded:
(a)    the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by the Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary,

(b)    the income or loss of any person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Holdings or any of its Subsidiaries or the date that such person's assets are acquired by Holdings or any of its Subsidiaries,

(c)    the cumulative effect of any changes in accounting principles,

(d)    the income of any person in which any other person (other than Holdings or any wholly owned Subsidiary of Holdings or any director holding qualifying shares in accordance with applicable law) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Holdings or a wholly owned Subsidiary of Holdings by such person during such period, and

(e)    any gains attributable to sales of assets out of the ordinary course of business.

“Continued Errors” shall have the meaning specified in Section 5.16(f)(i) of the Indenture.
“Conveyed Timeshare Property” shall have the meaning specified in Section 2(a) of the Sale Agreement.
“Corporate Revolver” shall mean that certain revolving credit facility evidenced by certain that Credit Agreement, dated September 11, 2013, by and among DRC, as borrower, Holdings, and Credit Suisse AG, Cayman Islands Branch, as administrative agent for the lenders party thereto.
“Corporate Trust Office” shall mean (i) the office of the Indenture Trustee, which office is at the address set forth in Section 13.03 of the Indenture, or (ii) the office of the Owner Trustee, which is at the address set forth in Section 2.2 of the Trust Agreement, as applicable.
“Credit Suisse Entity” shall mean each of Credit Suisse AG, New York Branch, Credit Suisse AG, Cayman Islands Branch, and Mountcliff Funding LLC

“Cumulative Default Level” shall mean, for any Determination Date, (i)(A) the sum of the Loan Balances of all Timeshare Loans that became Defaulted Timeshare Loans since the Closing Date (other than Defaulted Timeshare Loans for which the Seller has exercised its option to repurchase pursuant to Section 6(b) of the Sale Agreement) minus (B) all recoveries or remarketing proceeds received in respect of Defaulted Timeshare Loans for which the Seller did not exercise its option to repurchase pursuant to Section 6(b) of the Sale Agreement since the Closing Date, divided by (ii) the Aggregate Loan Balance as of the Cut-Off Date (expressed as a percentage).
“Custodial Agreement” shall mean that certain custodial agreement, dated as of September 20, 2013, by and among, the Custodian, the Indenture Trustee, the Servicer and the Issuer.
“Custodial Delivery Failure” shall have the meaning specified in Section 2.5 of the Custodial Agreement.
“Custodial Expenses” shall mean reasonable out-of-pocket expenses of the Custodian incurred in connection with performance of the Custodian's obligations and duties under the Custodial Agreement.
“Custodial Fees” shall mean such fees as the Custodian shall charge from time to time for access to Timeshare Loan Files, as specified in the Custodial Agreement.
“Custodian” shall mean Wells Fargo Bank, National Association or its permitted successors and assigns.
“Cut-Off Date” shall mean the close of business on August 31, 2013.
“Cut-Off Date Loan Balance” shall mean the Loan Balance of a Timeshare Loan as of the Cut-Off Date.
“Declaration” means the declaration in furtherance of a plan for subjecting the Resort to a timeshare form of ownership, which declaration contains covenants, restrictions, easements, charges, liens and including, without limitation, provisions regarding the identification of Timeshare Property and the common areas and the regulation and governance of the real property comprising the Resort as a timeshare regime.
“Default” shall mean an event which, but for the passage of time, would constitute an Event of Default or Servicer Event of Default under the Indenture.
“Default Level” shall mean, for any Due Period, (i) (A) the sum of the Loan Balances of all Timeshare Loans that became Defaulted Timeshare Loans during such Due Period (other than Defaulted Timeshare Loans for which the Seller has exercised its option to repurchase pursuant to Section 6(b) of the Sale Agreement) minus (B) any recoveries or remarketing proceeds received during such Due Period in respect of any Defaulted Timeshare Loans for which the Seller did not exercise its option to repurchase pursuant to Section 6(b) of the Sale Agreement, divided by (ii) the Aggregate Loan Balance on the first day of such Due Period (expressed as a percentage).

“Defaulted Timeshare Loan” is any Timeshare Loan for which any of the earliest following events may have occurred: (i) any payment or part thereof has been delinquent more than 180 days as of the end of the related Due Period (as determined by the Servicer in accordance with the Servicing Standard), (ii) the Servicer has initiated cancellation or foreclosure or similar proceedings with respect to the related Timeshare Property or has received the related mutual release agreement, assignment or deed in lieu of foreclosure, or (iii) provided that such Timeshare Loan is at least one day delinquent, the Servicer has determined that such Timeshare Loan should be fully written off in accordance with the Credit and Collection Policy.
“Definitive Note” shall have the meaning specified in Section 2.02 of the Indenture.
“Delinquency Level” shall mean, for any Due Period, the sum of the Loan Balances of all Timeshare Loans (other than Defaulted Timeshare) that are 61 days or more delinquent on the last day of such Due Period (as determined by the Servicer in accordance with the Servicing Standard) divided by the Aggregate Loan Balance on the last day of such Due Period (expressed as a percentage).
“Delivery Date” shall have the meaning specified in Section 1.1(b) of the Custodial Agreement.
“Deposit Account Control Agreement” shall mean a deposit account control agreement for a lockbox account (including the Centralized Lockbox Account), as it may be amended, supplemented or otherwise modified from time to time.
“Determination Date” shall mean, with respect to any Payment Date, the 15th day of the month in which such Payment Date occurs or, if such date is not a Business Day, then the next succeeding Business Day.
“DHC” shall mean Diamond Resorts Developer and Sales Holding Company, a Delaware corporation.
“Diamond Timeshare Receivables” shall mean timeshare receivables originated by, contributed or otherwise owned by Polo Holdings, DRC or any other Subsidiary.
“Diamond Resorts Entity” means the Issuer, the Seller, the Servicer, each Performance Guarantor and their respective Affiliates.
“Diamond Resorts Marketing and Sales Percentage” shall equal the average of the selling and marketing expenses as a percentage of total Timeshare Property sales as reported by DRC, over the last four quarters; provided that if such quarter is a quarter ending on December 31, the Diamond Resorts Marketing and Sales Percentage will be based on the selling and marketing expenses for the most recent year.
“Diamond Resorts Party” means each of the Issuer, DRFHC, the Seller, the Servicer, DHC and each Performance Guarantor.
“DRC” shall mean Diamond Resorts Corporation, a Maryland corporation.

“DRFHC” means Diamond Resorts Finance Holding Company, a Delaware corporation.
“DRFS” shall mean Diamond Resorts Financial Services, Inc., a Nevada corporation.
“Due Period” shall mean with respect to any Payment Date is the immediately preceding calendar month.
“Eligible Bank Account” shall mean a segregated account, which may be an account maintained with the Indenture Trustee, which is either (a) maintained with a depository institution or trust company whose short‑term unsecured obligations are rated at least A‑1 by S&P and P‑1 by Moody's, or if no such short-term rating is available, whose long‑term unsecured debt obligations are rated at least A+ by S&P and A2 by Moody's; or (b) a trust account or similar account maintained at the corporate trust department of the Indenture Trustee.
“Eligible Investments” shall mean one or more of the following obligations or securities:
(1)    direct obligations of, and obligations fully guaranteed as to timely payment of principal and interest by, the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America (“Direct Obligations”);
(2)    federal funds, or demand and time deposits in, certificates of deposit of, or bankers' acceptances issued by, any depository institution or trust company (including U.S. subsidiaries of foreign depositories and the Indenture Trustee or any agent of the Indenture Trustee, acting in its respective commercial capacity) incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal or state banking authorities, so long as at the time of investment, the commercial paper or other short-term unsecured debt obligations or long‑term unsecured debt obligations of such depository institution or trust company have been rated by S&P in its highest short-term rating category or one of its two highest long-term rating categories (and no such rating shall include a subscript of “f”, “r”, “p”, “pi”, “q” or “t”);
(3)    securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof which has a short-term unsecured debt rating from S&P, at the time of investment at least equal to the highest short-term unsecured debt ratings of S&P (and no such rating shall include a subscript of “f”, “r”, “p”, “pi”, “q” or “t”), provided, however, that securities issued by any particular corporation will not be Eligible Investments to the extent that investment therein will cause the then outstanding principal amount of securities issued by such corporation and held as part of the Trust Estate to exceed 20% of the sum of the Outstanding Note Balance and the aggregate principal amount of all Eligible Investments in the Collection Account, provided, further, that such securities will not be Eligible Investments if they are published as being under review with negative implications from S&P;
(4)    commercial paper (including both non interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than 180 days after the date of issuance thereof) rated by S&P in its highest short-term ratings (and no such rating shall include a subscript of “f”, “r”, “p”, “pi”, “q” or “t”); and
(5)    any other demand, money market fund, common trust estate or time deposit or obligation, or interest-bearing or other security or investment (including those managed or advised by the Indenture Trustee or an Affiliate thereof), (A) rated in the highest rating category by S&P (and no such rating shall include a subscript of “f”, “r”, “p”, “pi”, “q” or “t”) or (B) that would not adversely affect the then current rating by S&P of any of the Notes (as evidenced in writing to the Indenture Trustee by S&P). Such investments in this subsection (5) may include money market mutual funds rated either “AAAm” or “AAAm-G” by S&P or common trust estates, including any other fund for which the Indenture Trustee or an Affiliate thereof serves as an investment advisor, administrator, shareholder servicing agent, and/or custodian or subcustodian, notwithstanding that (x) the Indenture Trustee or an Affiliate thereof charges and collects fees and expenses from such funds for services rendered, (y) the Indenture Trustee or an Affiliate thereof charges and collects fees and expenses for services rendered pursuant to the Indenture, and (z) services performed for such funds and pursuant to this Indenture may converge at any time;
provided, however, that (a) any Eligible Investment must be money-market or other relatively risk-free instruments without options and with maturities no later than the Business Day prior to the expected Payment Date, and (b) no such instrument shall be an Eligible Investment if such instrument (1) evidences either (x) a right to receive only interest payments with respect to the obligations underlying such instrument or (y) both principal and interest payments derived from obligations underlying such instrument and the principal and interest payments with respect to such instrument provide a yield to maturity of greater than 120% of the yield to maturity at par of such underlying obligations, and (2) is purchased at a price in excess of par.
“Eligible Timeshare Loan” shall mean a Timeshare Loan conforming to each of the representations and warranties set forth in Schedule I to the Sale Agreement and which is related to the Resort conforming to each of the representations and warranties in Schedule II to the Sale Agreement as of the Closing Date.
“Embargoed Person” means any Person subject to trade restrictions under U.S. law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. I et seq., and any executive orders or regulations promulgated thereunder with the result that the investment in DRC or any affiliate thereof (whether directly or indirectly) is prohibited by law or the Notes issued by the Issuer are in violation of law.

“Employee Plan” means a Benefit Plan (other than a Multiemployer Plan) presently maintained (or maintained at any time during the six (6) calendar years preceding the date of any borrowing hereunder) for employees of DRC or any of its ERISA Affiliates.
“Equity Interests” mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.
“Equity Issuance” shall mean any issuance or sale by Holdings or any of its Subsidiaries of any Equity Interests of Holdings or any such Subsidiary, as applicable, except in each case for (a) any issuance or sale to Holdings or any of its Subsidiaries and (b) any issuance of directors qualifying shares.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a “controlled group” within the meaning of Sections 414(b) or (c) of the Code or solely for purposes of Section 3.02 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to an Employee Plan (other than an event for which the 30-day notice period is waived), (b) the existence with respect to any Employee Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, with respect to any plan year beginning prior to January 1, 2008, or with respect to any plan year beginning after December 31, 2007, the existence with respect to any Employee Plan of any unpaid “minimum required contributions” as defined in Section 430 of the Code or Section 303 of ERISA), whether or not waived, (c) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Employee Plan, (d) the incurrence by the Performance Guarantors or any of their ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Employee Plan or the withdrawal or partial withdrawal of the Performance Guarantors or any of their ERISA Affiliates from any Employee Plan or Multiemployer Plan, (e) the receipt by the Performance Guarantors or any of their ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Employee Plan or Employee Plans or to appoint a trustee to administer any Employee Plan, (f) any failure to comply with Section 401(a)(29) of the Code or Section 303(i) of ERISA, (g) the receipt by the Performance Guarantors or any of their ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Performance Guarantors or any of their ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, (h) the occurrence of a “prohibited transaction” with respect to which the Performance Guarantors or any of its Affiliates is a “disqualified person” (within the meaning of Section 4975 of the Code) or a “party in interest” (within the meaning of Section 3(14) of ERISA) or with respect to which the Performance Guarantors or any such Affiliates could otherwise be liable, (i) any Foreign Benefit Event or (j) any other event or condition with respect to an Employee Plan or Multiemployer Plan that could result in liability of the Performance Guarantors or any other Affiliate.
“Errors” shall have the meaning specified in Section 5.16(f)(i) of the Indenture.
“Event of Default” shall have the meaning specified in Section 6.01 of the Indenture.
“External Rating” shall have the meaning specified in Section 5.1(hh) of the Note Purchase Agreement.
“FATCA” shall mean the Foreign Account Tax Compliance Act.

“FATCA Withholding Tax” shall have the meaning specified in Section 12.01(p) of the Indenture.
“Fee Letter” shall mean that certain letter or letters by and among the Issuer, the Performance Guarantors and the Structuring Agent related to certain fees to be paid to the Structuring Agent.
“FLRX” shall mean FLRX Inc., a Subsidiary of DRC.
“FLRX Judgment” shall mean the judgment in the amount of approximately $30,000,000 rendered on January 11, 2010 against FLRX.
“Financed Asset” means any property or asset newly-purchased from a third party other than an Affiliate of DRC.
“Financial Covenants” shall mean so long as any principal of or interest on any Note (whether or not due) shall remain unpaid, none of Holdings, Polo Holdings or DRC will, nor will they cause or permit any of their Subsidiaries to, unless the Majority Noteholders shall otherwise consent in writing:
(a)    Interest Coverage Ratio. Permit, for any period of four consecutive fiscal quarters, in each case taken as one accounting period, the ratio of Consolidated EBITDA for such period to Consolidated Interest Expense for such period to be less than 1.50 to 1.00 on the last day of any fiscal quarter.

(b)    Total Leverage Ratio. Permit the ratio of (i) Total Funded Debt on such date minus unrestricted cash and Cash Equivalents to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended to be greater than 5.00 to 1.00 on the last day of any other fiscal quarter.

(c)    Total Liquidity. Permit the aggregate unrestricted cash and Cash Equivalents held by Polo Holdings, DRC and the other Subsidiaries (other than the cash and Cash Equivalents held by an Unrestricted Subsidiary) on the last day of any fiscal quarter to be less than $10,000,000.

Notwithstanding the foregoing, in the event that any of the Performance Guarantors undertakes a financing or amends an existing financing in which the financial covenants are more favorable to the lenders party thereto than the financial covenants made under the Transaction Documents, this definition of “Financial Covenants” shall be, without any further action by any party to a Transaction Document, deemed amended and modified in an economically and legally equivalent manner such that the Noteholders shall receive the benefit of the more favorable financial covenants contained in such financing documents.
“Financial Officers” means the chief financial officer, principal accounting officer, treasurer or controller of such person.
“Force Majeure Event” shall have the meaning specified in Section 2.4(n) of the Custodial Agreement.
“Foreign Benefit Event” shall mean, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence of any liability in excess of $5,000,000 by DRC or any Affiliate under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by DRC or any of its Affiliates, or the imposition on DRC or any of its Affiliates of any fine, excise tax or penalty resulting from any noncompliance with any applicable law, in each case in excess of $5,000,000.
“Foreign Pension Plan” means any benefit plan that under applicable law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.
“GAAP” shall mean United States generally accepted accounting principles applied on a consistent basis.
“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Grant” shall mean to grant, bargain, convey, assign, transfer, mortgage, pledge, create and grant a security interest in and right of set-off against, deposit, set over and confirm.
“Guarantee” of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities, or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness of other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.
“Hedge Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risks or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings or any Affiliate shall be a Hedge Agreement.
“High Yield Facility” shall mean that certain high yield facility evidenced by those certain $425,000,000 12% Senior Secured Notes due 2018, issued by DRC on August 13, 2010.
“Highest Lawful Rate” shall have the meaning specified in Section 3 of the Sale Agreement.
“Holder” or “Noteholder” shall mean a holder of any Note.
“Holdings” means Diamond Resorts International, Inc.
“Implied Rating” shall have the meaning specified in Section 5.1(hh) of the Note Purchase Agreement.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily paid, (d) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such person of Indebtedness of others, (h) all Capital Lease Obligations and Synthetic Lease Obligations of such person, (i) all obligations of such person as an account party in respect of letters of credit, (j) all obligations of such person in respect of bankers' acceptances and (k) all net payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner.
“Indenture” shall mean the indenture, dated as of September 20, 2013, by and among the Issuer, the Servicer and the Indenture Trustee.
“Indenture Trustee” shall mean Wells Fargo Bank, National Association, or such successor as set forth in Section 7.09 of the Indenture.
“Indenture Trustee Expenses” shall mean any indemnities due to the Indenture Trustee and any other reasonable out-of-pocket expenses (including attorney's fees and expenses) of the Indenture Trustee incurred in connection with performance of the Indenture Trustee's obligations and duties under the Indenture.

“Indenture Trustee Fee” shall mean a monthly fee equal to $1,000.
“Initial Conduit Liquidity Provider” shall mean Credit Suisse AG, Cayman Islands Branch.
“Initial Conduit Purchaser” shall mean Mountcliff Funding LLC.
“Initial Managing Agent” shall mean Credit Suisse AG, New York Branch, as Managing Agent for the Initial Purchaser Group
“Initial Note Balance” shall mean with respect to the Notes, $30,990,000.
“Initial Overcollateralization Percentage” shall be equal to (i) the excess of (a) the Aggregate Loan Balance as of the Cut-Off Date over (b) the aggregate Initial Note Balance of the Notes, divided by (ii) Aggregate Loan Balance as of the Cut-Off Date (expressed as a percentage).
“Initial Purchaser” shall mean the Initial Managing Agent on behalf of the Initial Conduit Purchaser and the Initial Conduit Liquidity Provider.
“Initial Purchaser Group” shall mean, collectively, the Initial Conduit Purchaser and the Initial Conduit Liquidity Provider.
“Initial Trial Balance” shall have the meaning set forth in Section 5.16(b) of the Indenture.
“Insurance Proceeds” shall mean (i) proceeds of any insurance policy, including property insurance policies, casualty insurance policies and title insurance policies, and (ii) any condemnation proceeds, in each case which relate to the Timeshare Loans or the Timeshare Property and are paid or required to be paid to, and may be retained by, the Issuer, any of its Affiliates or to any mortgagee of record.
“Intended Tax Characterization” shall have the meaning specified in Section 4.02(b) of the Indenture.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of August 8, 2007, by and among DRFS, Diamond Resorts Centralized Services Company (f/k/a Sunterra Centralized Services Company), Diamond Resorts Polo Development, LLC (f/k/a Polo Sunterra Development, LLC), the Performance Guarantors, Credit Suisse AG, New York Branch, Merrill Lynch Mortgage Lending, Inc., the Indenture Trustee and each other Person from time to time party thereto.
“Interest Accrual Period” shall be deemed to be a period of 30 days, except that the initial Interest Accrual Period shall be the period from and including the Closing Date through, but not including, the initial Payment Date.
“Issuer” shall mean Diamond Resorts Tempus Owner Trust 2013, a Delaware statutory trust.
“Issuer Order” shall mean a written order or request delivered to the Indenture Trustee and signed in the name of the Issuer by an Authorized Officer of the Administrator or the Owner Trustee, as applicable.
“Last Endorsee” means the last endorsee of an original Obligor Note.
“Licenses” means all material certifications, permits, licenses and approvals, including without limitation, certifications of completion and occupancy permits required for the legal use, occupancy and operation of the Resort as a timeshare resort or hotel.
“Lien” shall mean any mortgage, pledge, hypothecation, assignment for security, security interest, claim, participation, encumbrance, levy, lien or charge.
“Liquidation” means with respect to any Defaulted Timeshare Loan, the sale or compulsory disposition of the related Timeshare Property, following foreclosure, other enforcement action or the taking of a deed-in-lieu of foreclosure, to a Person other than the Servicer or the Issuer and the delivery of a bill of sale or the recording of a deed of conveyance with respect thereto, as applicable.
“Liquidation Expenses” shall mean, with respect to a Defaulted Timeshare Loan, the out-of-pocket expenses (exclusive of overhead expenses) incurred by the Servicer in connection with the performance of its obligations under Sections 5.03(a)(vii) through (ix) in the Indenture, including (i) any foreclosure and other repossession expenses incurred with respect to such Timeshare Loan, (ii) (a) if DRFS or an Affiliate thereof (a “Diamond Servicer”) is the Servicer, commissions and marketing and sales expenses incurred with respect to the sale of the related Timeshare Property (calculated as the Diamond Resorts Marketing and Sales Percentage of the total liquidation or resale price of such Timeshare Property (expressed as a dollar figure)), or (b) if a Diamond Servicer is no longer the Servicer, actual commissions and actual marketing and sales expenses incurred with respect to the sale of the related Timeshare Property, and (iii) any other fees and expenses reasonably applied or allocated in the ordinary course of business with respect to the Liquidation of such Defaulted Timeshare Loan (including any property taxes, dues, maintenance fees, assessed timeshare association fees and like expenses).

“Liquidation Proceeds” means with respect to the Liquidation of any Defaulted Timeshare Loan, the amounts actually received by the Servicer in connection with such Liquidation, including any rental income.
“Loan Balance” shall mean, for any date of determination, the outstanding principal balance due under or in respect of a Timeshare Loan (including a Defaulted Timeshare Loan).
“Loan/Contract Number” means, with respect to any Timeshare Loan, the number assigned to such Timeshare Loan by the Servicer, which number is set forth in the Schedule of Timeshare Loans, as amended from time to time.
“Lockbox Bank” shall have the meaning specified in Section 5.2(a) of the Indenture.
“Lockbox Bank Fees” means all fees and expenses payable to any Lockbox Bank as compensation for services rendered by such Lockbox Bank in maintaining a lockbox account in accordance with the Indenture and the provisions of a deposit account control agreement or similar document.

“Lost Note Affidavit” means the affidavit to be executed in connection with any delivery of a copy of an original Obligor Note in lieu of such original, in the form of Exhibit B attached to the Purchase Agreement and the Sale Agreement.
“Majority Noteholders” means, at any time, Purchaser Groups and/or Non-Conduit Purchasers holding 51% or more of the Outstanding Note Balance of all Notes (other than DRC or an Affiliate thereof).
“Management Agreement” shall have the meaning specified in Schedule II of the Sale Agreement.
“Managing Agent” shall mean the Initial Managing Agent and any other institution which is a managing agent on behalf of a Purchaser Group.
“Managing Agent-Related Persons” shall mean the applicable Managing Agent, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and their respective Affiliates.
“Material Adverse Effect” means a material adverse effect on any of the following: (a) the operations, business, assets, properties, condition (financial or other) or prospects of the Diamond Resorts Entities taken as a whole, (ii) the ability of a Diamond Resorts Party to perform any of their material obligations under the Transaction Documents to which they are parties, (iii) the legality, validity or enforceability of any Transaction Document or Notes, (iv) the rights and remedies of the Issuer, the Indenture Trustee, the Noteholders or the Purchasers under any Transaction Document or Notes, or (v) the validity, perfection or priority of a Lien in favor of the Indenture Trustee for the benefit of the Noteholders on any material part of the Trust Estate.
“Miscellaneous Payments” means, with respect to any Timeshare Loan, any amounts received from or on behalf of the related Obligor representing assessments, payments relating to real property taxes, insurance premiums, maintenance fees and charges and condominium association fees and any other payments not owed under the related Obligor Note.
“Monthly Principal Amount” shall equal for any Payment Date, the total amount of principal collected (including from Liquidation Proceeds, prepayments and repurchases) in respect of the Timeshare Loans during the related Due Period.
“Monthly Reports” shall have the meaning specified in Section 5.16(b) of the Indenture.
“Monthly Servicer Report” shall have the meaning specified in Section 5.05(a) of the Indenture.
“Moody's” shall mean Moody's Investors Service, Inc.
“Mortgage” shall mean, with respect to each Timeshare Loan, the mortgage, deed of trust or other instrument creating a first lien on a Timeshare Property securing such Timeshare Loan.
“Multiemployer Plan” means each “multiemployer plan” as such term is defined in Section 3(37) of ERISA to which DRC or any of its Affiliates is obligated to contribute.
“Net Cash Proceeds” means with respect to any asset sale, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) selling expenses (including reasonable broker's fees or commissions, legal fees, transfer and similar taxes or tax distributions, income taxes and any other taxes, in each case actually paid by Holdings and the Subsidiaries in connection with such sale), (ii) amounts provided as a reserve or deposited into escrows, in accordance with GAAP, against any liabilities under any indemnification obligations (provided that, to the extent and at the time any such amounts are released from such reserve or escrow, such amounts shall constitute Net Cash Proceeds) and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by the asset sold and which is required to be (and actually is) repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset); and (b) with respect to any issuance or incurrence of Indebtedness or any Equity Issuance or other event, the cash proceeds thereof, net of all taxes and customary fees, commissions, costs and other expenses actually paid by Holdings or any Subsidiary in connection therewith.
“Non-Conduit Purchaser” shall mean a Noteholder that is not a Managing Agent as nominee for a Purchaser Group, Conduit Purchaser or a Conduit Liquidity Provider.
“Non-Rapid Amortization Period” shall mean any period which is not a Rapid Amortization Period.
“Note Purchase Agreement” shall mean that note purchase agreement, dated September 20, 2013, by and among the Issuer, DRC, Polo Holdings, Holdings, the Initial Managing

Agent, the Initial Conduit Purchaser, the Initial Conduit Liquidity Provider and the Purchasers and the Managing Agents for the Purchaser Groups from time to time party thereto.
“Note Rate” shall mean the sum of the Senior Note Rate and the Subordinate Note Rate.
“Note Register” shall have the meaning specified in Section 2.04(a) of the Indenture.
“Note Registrar” shall have the meaning specified in Section 2.04(a) of the Indenture.
“Noteholder FATCA Information” means information sufficient to eliminate the imposition of, or determine the amount of, U.S. withholding tax under FATCA.

“Noteholder Tax Identification Information” means properly completed and signed tax certifications (generally, in the case of U.S. Federal Income Tax, IRS Form W-9 (or applicable successor form) in the case of a person that is a "United States Person" within the meaning of Section 7701(a)(30) of the Code or the appropriate IRS Form W-8 (or applicable successor form) in the case of a person that is not a "United States Person" within the meaning of Section 7701(a)(30) of the Code).

“Notes” shall have the meaning specified in the Recitals of the Issuer in the Indenture.
“Obligor” means a Person obligated to make payments under a Timeshare Loan.
“Obligor Note” shall mean the executed promissory note or other instrument of indebtedness evidencing the indebtedness of an Obligor under a Timeshare Loan, together with any rider, addendum or amendment thereto, or any renewal, substitution or replacement of such note or instrument.
“Officer's Certificate” shall mean a certificate executed by a Responsible Officer of the related party.
“Opinion of Counsel” shall mean a written opinion of counsel, in each case acceptable to the addressees thereof.
“Outstanding” shall mean, with respect to the Notes, as of any date of determination, all Notes theretofore authenticated and delivered under the Indenture except:
(a)    Notes theretofore canceled by the Indenture Trustee or delivered to the Indenture Trustee for cancellation;
(b)    Notes or portions thereof for whose payment money in the necessary amount has been theretofore irrevocably deposited with the Indenture Trustee in trust for the holders of such Notes for the payment of principal; and
(c)    Notes in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to the Indenture unless proof satisfactory to the Indenture Trustee is presented that any such Notes are held by a Person in whose hands the Note is a valid obligation; provided, however, that in determining whether the holders of the requisite percentage of the Outstanding Note Balance have given any request, demand, authorization, direction, notice, consent, or waiver hereunder, Notes owned by the Issuer, DRC or any Affiliate of either of them shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Indenture Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent, or waiver, only Notes that a Responsible Officer of the Indenture Trustee actually has notice are so owned shall be so disregarded.
“Outstanding Note Balance” shall mean as of any date of determination, the Initial Note Balance less all principal payments actually distributed in respect of such Note as of such date, provided, however, to the extent that for purposes of consents, approvals, voting or other similar act of the Noteholders under any of the Transaction Documents, “Outstanding Note Balance” shall exclude Notes which are held by the Issuer or any Affiliate of the Issuer or any entity consolidated in DRC's consolidated financial statements.
“Overcollateralization Amount” shall mean, for any Payment Date, the excess, if any, of (i) the Aggregate Loan Balance as of the last day of the related Due Period over (ii) the Outstanding Note Balance after taking into account all distributions of principal on such Payment Date.
“Owner” shall mean Diamond Resorts Tempus Seller 2013, as sole owner of the beneficial interests in the Issuer, or any subsequent owners of the beneficial interests in the Issuer.
“Owner Trustee” shall mean U.S. Bank Trust National Association or any successor thereof, acting not in its individual capacity but solely as owner trustee under the Trust Agreement.
“Owner Trustee Expenses” shall mean reasonable out-of-pocket expenses and indemnities of the Owner Trustee incurred in connection with performance of the Owner Trustee's obligations and duties under the Trust Agreement.
“Owner Trustee Fee” shall equal $4,000 a year.
“Payment Date” shall mean the 20th day of each calendar month, or, if such date is not a Business Day, then the next succeeding Business Day, commencing in October 2013.
“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
“Performance Guarantors” means DRC, Diamond Resorts Holdings, LLC and Holdings.
“Permitted Cloobeck Investors” means Stephen J. Cloobeck. In the event of the death or incapacity of Stephen J. Cloobeck, his estate or personal representative, as applicable, shall become a “Permitted Investor” for up to 180 days following such death or incapacity, until the Equity Interests held directly or indirectly by Stephen J. Cloobeck at his death or incapacity are transferred to a person or persons reasonably satisfactory to the Initial Managing Agent, and thereafter such person or persons shall be “Permitted Investors”.
“Permitted FLRX Settlement” shall mean a settlement or satisfaction of the FLRX Judgment in respect of which the sole consideration consists of assets of FLRX or any of its Subsidiaries as of the date of the FLRX Judgment (or proceeds of such assets), without giving effect to any investment in, or transfer of assets to, FLRX or any of its Subsidiaries by DRC, Polo Holdings, Holdings or any of their other Subsidiaries, in each case since the date of the FLRX Judgment.
“Permitted Liens” shall mean, as to any Timeshare Property, (a) the lien of current real property taxes, ground rents, water charges, sewer rents and assessments not yet due and payable, (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record, none of which, individually or in the aggregate, materially interferes with the current use of the Timeshare Property or the security intended to be provided by the related Mortgage or with the Obligor's ability to pay his or her obligations when they become due or materially and adversely affects the value of the Timeshare Property and (c) the exceptions (general and specific) set forth in the related title insurance policy, none of which, individually or in the aggregate, materially interferes with the security intended to be provided by such Mortgage or with the Obligor's ability to pay his or her obligations when they become due or materially and adversely affects the value of the Timeshare Property.
“Person” means an individual, general partnership, limited partnership, limited liability partnership, corporation, business trust, joint stock company, limited liability company, trust, unincorporated association, joint venture, Governmental Authority, or other entity of whatever nature.
“Portfolio” shall have the meaning set forth in the Tempus Reports Chapter 11 Plan.
“Principal Distribution Amount” means with respect to any Payment Date, (i) if such Payment Date occurs during a Non-Rapid Amortization Period, the sum of (a) the Monthly Principal Amount, plus (b) the aggregate Loan Balance of all Timeshare Loans which became Defaulted Timeshare Loans during the related Due Period (other than Defaulted Timeshare Loans for which the Seller has exercised its option to repurchase pursuant to Section 6(b) of the Sale Agreement), or (ii) if such Payment Date occurs during a Rapid Amortization Period, the excess, if any, of (a) the entire amount of remaining Available Funds after making provisions for payments and distributions required under clauses (i) through (vi) of Section 3.04(a) of the Indenture over (b) the amount, if any, by which the Reserve Account Required Balance on such Payment Date is greater than the amount on deposit in the Reserve Account; provided, however, in each case, the Principal Distribution Amount shall not exceed the Outstanding Note Balance as of such Payment Date prior to any distributions made on such Payment Date; provided, further, if the sum of Available Funds in the Collection Account plus the amount on deposit in the Reserve Account is greater than or equal to the sum of (a) the payments and distributions required under clauses (i) through (vi) of Section 3.04(a) of the Indenture and (b) the Outstanding Note Balance as of such Payment Date prior to any distributions made on such Payment Date, then the Principal Distribution Amount shall equal the Outstanding Note Balance as of such Payment Date prior to any distributions made on such Payment Date.

“Predecessor Servicer Work Product” shall have the meaning specified in Section 5.16(f)(i) of the Indenture.
“Prepayment Notice” shall have the meaning specified in Section 2.11(a) of the Indenture.
“Processing Charges” shall mean any amounts due under an Obligor Note in respect of processing fees, service fees, impound fees or late fees.
“Purchase Agreement” shall mean the purchase agreement, dated as of September 20, 2013, by and between the Seller and DRFHC pursuant to which DRFHC sells Timeshare Loans to the Seller.
“Purchase Contract” shall mean the purchase contract for a Timeshare Property executed and delivered by an Obligor and pursuant to which such Obligor purchased a Timeshare Property.
“Purchase Price” shall mean the original price of the Timeshare Property purchased by an Obligor.
“Purchaser” shall mean a Conduit Purchaser, Conduit Liquidity Provider or Non-Conduit Purchaser.
“Purchaser Group” shall mean, collectively, a Conduit Purchaser and the Conduit Liquidity Provider or Conduit Liquidity Providers with respect to such Conduit Purchaser.
“Qualified Public Offering” shall mean the initial underwritten public offering of common Equity Interests of Holdings pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended, that results in at least $75,000,000 of Net Cash Proceeds to Holdings.
“Quorum Facility” means that certain loan sale facility in a minimum aggregate amount of $80,000,000 as evidenced by that Amended and Restated Loan Sale and Security Agreement, dated as of December 31, 2012, by and among Quorum Federal Credit Union, as buyer, DRI Quorum 2010 LLC, a Delaware limited liability company, as seller, Wells Fargo, National Association, as back-up servicer and DRFS, as servicer, and the other transaction documents related thereto, as the same may be amended from time to time.
“Rapid Amortization Period” shall mean the period which commences on the Rapid Amortization Period Commencement Date and ends on the Rapid Amortization Period End Date.
“Rapid Amortization Period Commencement Date” shall be the Determination Date on which (i) the average of the Default Levels for the last three Due Periods (or if fewer than three Due Periods have elapsed since the Closing Date, the average of the Default Levels for the actual number of Due Periods which have elapsed since the Closing Date) is greater than or equal to 0.75%, (ii) the Recovery Ratio for such Determination Date is less than 25.00%, (iii) the Cumulative Default

Level exceeds 20.00%, or (iv) the Overcollateralization Amount is less than the Required Overcollateralization Amount for the immediately preceding Payment Date.
“Rapid Amortization Period End Date” shall be (a) with respect to a Rapid Amortization Period triggered by clause (i) of the definition of Rapid Amortization Period Commencement Date, the Determination Date on which the average of the Default Levels for the requisite number of Due Periods is less than 0.75%; (b) with respect to a Rapid Amortization Period triggered by clause (ii) of the definition of Rapid Amortization Period Commencement Date, the date on which the Recovery Ratio is greater than or equal to 25.00% for three consecutive Determination Dates, (c) with respect to a Rapid Amortization Period triggered by clause (iii) of the definition of Rapid Amortization Period Commencement Date, the date on which the Notes have been paid in full; and (d) with respect to a Rapid Amortization Period triggered by clause (iv) of the definition of Rapid Amortization Period Commencement Date, the Determination Date on which the Overcollateralization Amount for the immediately preceding Payment Date is equal to or greater than the Required Overcollateralization Amount for such Payment Date.
“Rating Cure Period” shall have the meaning specified in Section 5.1(hh) of the Note Purchase Agreement.
“Receivables” means the payments required to be made pursuant to an Obligor Note.
“Receivables Securitizations” means a financing pursuant to which (a) Polo Holdings, DRC or any other Subsidiary sells, conveys or transfers to a Receivables Subsidiary, in legal “true sales” transactions, and (b) such Receivables Subsidiary conveys or otherwise transfers to any other person or grants a security interest to any other person in, any Diamond Timeshare Receivables (whether now existing or hereafter acquired) of Polo Holdings, DRC or any other Subsidiary or any undivided interest therein, and any assets related thereto (including all Timeshare Interests and other collateral securing such Diamond Timeshare Receivables), all contracts and all Guarantees or other obligations in respect of such Diamond Timeshare Receivables, proceeds of such Diamond Timeshare Receivables and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with securitization transactions involving Diamond Timeshare Receivables. Diamond Resorts Owner Trust 2009-1's Timeshare Loan Backed Notes, Diamond Resorts Owner Trust 2011-1's Timeshare Loan Backed Notes, Diamond Resorts Owner Trust 2013-1's Timeshare Loan Backed Notes, Diamond Resorts Tempus Owner Trust 2013's Timeshare Loan Backed Notes and the Quorum Facility shall each be considered a Receivables Securitization.
“Receivables Subsidiaries” shall mean (a) Diamond Resorts Owner Trust 2009-1, Diamond Resorts Owner Trust 2011-1, Diamond Resorts Owner Trust 2013-1, Diamond Resorts Tempus Owner Trust 2013 and DRI Quorum 2010, LLC, and (b) a Subsidiary that is a newly formed, wholly owned, bankruptcy-remote, special purpose Subsidiary of DRC (i) that engages in no activities other than in connection with the financing of Diamond Timeshare Receivables, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business (including servicing of Diamond Timeshare Receivables), (ii) that is designated by a Financial Officer of Holdings (as provided for below) as a Receivables Subsidiary, (iii) of which no portion of its Indebtedness or any other obligations (contingent or otherwise) (A) is Guaranteed by, recourse to or otherwise obligates Holdings, Polo Holdings, DRC or any other Subsidiary (other than (1) pursuant to Standard Securitization Undertakings, (2) in an amount not to exceed $5,000,000 or (3) any obligation to sell or transfer Diamond Timeshare Receivables) or (B) subjects any property or asset of Holdings, Polo Holdings or any other Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, and (iv) with which none of Holdings, Polo Holdings, DRC or any other Subsidiary has any material contract, agreement, arrangement or understanding (except in connection with a Receivables Securitization) other than on terms no less favorable to Holdings, Polo Holdings, DRC or any other Subsidiary than those that might be obtained at the time from persons that are not Affiliates of Holdings, other than fees payable in the ordinary course of business in connection with servicing Diamond Timeshare Receivables. A Financial Officer of Holdings shall deliver a certificate to each Managing Agent and each Non-Conduit Purchaser designating such Subsidiary as a Receivables Subsidiary and certifying that to the best of such officer's knowledge and belief after consulting with counsel, (x) such designation complies with the foregoing conditions and (y) immediately after giving effect to such designation, no Default shall have occurred and be continuing.
“Record Date” shall mean, with respect to any Payment Date, the close of business on the last Business Day of the calendar month immediately preceding the month in which such Payment Date occurs.
“Recovery Ratio” for any Determination Date, equals: (i) if any Timeshare Loans became Defaulted Timeshare Loans during the three immediately preceding Due Periods (or if fewer than three Due Periods have elapsed, the actual number of Due Periods which have elapsed), the percentage equivalent of a fraction (a) the numerator of which is equal to the sum of (x) the aggregate Loan Balances of all Timeshare Loans that became Defaulted Timeshare Loans during the three immediately preceding Due Periods (or if fewer than three Due Periods have elapsed, the actual number of Due Periods which have elapsed) that were repurchased by the Seller prior to such Determination Date (with the principal balance of each Timeshare Loan determined as of the day immediately preceding the date on which such Timeshare Loan became a Defaulted Timeshare Loan) and (y) all recoveries or remarketing proceeds received during the three immediately preceding Due Periods (or if fewer than three Due Periods have elapsed, the actual number of Due Periods which have elapsed) in respect of Defaulted Timeshare Loans for which the Seller did not exercise its option to repurchase prior to such Determination Date and (b) the denominator of which is the aggregate Loan Balances of all Timeshare Loans that became Defaulted Timeshare Loans during the three immediately preceding Due Periods (or if fewer than three Due Periods have elapsed, the actual number of Due Periods which have elapsed); and (ii) otherwise, 100%.
“Related CP Issuer” shall mean the commercial paper issuing company from which a Conduit Purchaser obtains funding.
“Related Security” shall mean with respect to any Timeshare Loan owned by a Person, (i) all of such Person's interest in the Timeshare Property arising under or in connection with the related Mortgage, including, without limitation, all Liquidation Proceeds and Insurance Proceeds received with respect thereto on or after the Cut-Off Date, and the Timeshare Loan

Documents relating to such Timeshare Loan, (ii) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Timeshare Loan, together with all mortgages, assignments and financing statements signed by an Obligor describing any collateral securing such Timeshare Loan, (iii) all guarantees, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Timeshare Loan, (iv) all other security and books, records and computer tapes relating to the foregoing and (v) all of such Person's right, title and interest in and to any other account into which collections in respect of such Timeshare Loans may be deposited from time to time.
“Relevant UCC” shall mean the Uniform Commercial Code as in effect in the applicable jurisdiction.
“Repurchase Price” shall mean with respect to any Timeshare Loan to be purchased by the Seller pursuant to the Sale Agreement, a cash price equal to the Loan Balance of such Timeshare Loan as of the date of such repurchase, together with all accrued and unpaid interest on such Timeshare Loan at the related coupon rate to but not including the due date in the then current Due Period.
“Request” shall have the meaning specified in Section 1.2(b) of the Custodial Agreement.
“Request for Release” shall be a request signed by the Servicer in the form attached as Exhibit B to the Custodial Agreement.
“Required Overcollateralization Amount” shall mean, for any Payment Date, an amount equal to the product of (i) the Initial Overcollateralization Percentage and (ii) the Aggregate Loan Balance as of the Cut-Off Date.
“Reservation System” shall mean a reservation system pursuant to which reservations for particular locations, times, lengths of stay and unit types at the Resort are received, accepted, modified or canceled.
“Reserve Account” shall mean the account maintained by the Indenture Trustee pursuant to Section 3.02(b) of the Indenture.
“Reserve Account Draw Amount” shall have the meaning specified in Section 3.02(b)(i) of the Indenture.
“Reserve Account Floor Amount” shall mean, for any Payment Date, an amount equal to the lesser of (i) 0.25% of the Initial Note Balance and (ii) 50% of the Outstanding Note Balance on such Payment Date prior to taking into account any distributions of principal on such Payment Date.
“Reserve Account Initial Deposit” shall mean 1.00% of the Aggregate Loan Balance as of the Cut-Off Date.

“Reserve Account Required Balance” shall mean, for any Payment Date, (i) occurring during a Rapid Amortization Period, an amount equal to the Reserve Account Floor Amount, or (ii) occurring during a Non-Rapid Amortization Period, (a) if no Cash Accumulation Event has occurred and is continuing, an amount equal to 1.00% of the Aggregate Loan Balance as of the last day of the related Due Period, or (b) if a Cash Accumulation Event has occurred and is continuing, an amount equal to the product of (x) the Aggregate Loan Balance as of the last day of the related Due Period and (y) the greater of (1) 24.00% and (2) the product of (A) two and (B) the Delinquency Level for such Due Period; provided, however, that in no event will the Reserve Account Required Balance be less than the Reserve Account Floor Amount.
“Resort” shall mean Mystic Dunes Resort & Golf Club.
“Resort Association” shall mean The Palms Country Club and Resort Condominium Association, Inc.
“Responsible Officer” shall mean (a) when used with respect to the Indenture Trustee, any officer assigned to the Corporate Trust Office, including any Managing Director, Vice President, Assistant Vice President, Secretary, Treasurer, any trust officer or any other officer of the Indenture Trustee customarily performing functions similar to those performed by any of the above designated officers, and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer's knowledge of and familiarity with the particular subject; (b) when used with respect to the Servicer, any officer responsible for the administration or management of the Servicer's servicing department; (c) when used with respect to the Issuer, any officer of the Owner Trustee having direct responsibility for administration of the Trust Agreement and, for so long as the Administration Agreement is in effect, any officer of the Administrator, and (d) with respect to any other Person, the Chairman of the Board, the President, a Vice President, the Treasurer, the Secretary or the manager of such Person.
“Restricted Period” shall mean the 40-day period prescribed by Regulation S commencing on the later of (a) the date upon which Notes are first offered to Persons other than the Initial Purchaser and any other distributor (as such term is defined in Regulation S) of the Notes, and (b) the Closing Date.
“S&P” shall mean Standard & Poor's Ratings Services, a Standard & Poor's Financial Services LLC business.
“Sale Agreement” shall mean the agreement, dated as of September 20, 2013, by and between the Seller and the Issuer pursuant to which the Seller sells the Timeshare Loans to the Issuer.
“Schedule of Timeshare Loans” means the list of Timeshare Loans attached to the Sale Agreement in electronic format as Exhibit A, as amended from time to time to reflect repurchases pursuant to the terms of the Sale Agreement and the Indenture, which list shall set forth the following information with respect to each Timeshare Loans as of the Cut-Off Date, in numbered columns:

1    Loan/Contract Number
2    Name of Obligor
3 Unit(s)/Week(s), as applicable
4    Interest Rate Per Annum
5    Date of Origination
6    Original Loan Balance
7    Maturity Date
8    Monthly Payment Amount
9    Original Term (in months)
10    Outstanding Loan Balance
11    Name of Originator
12    Number of Scheduled Payments

“Scheduled Foreclosure Date” shall have the meaning specified in Section 1.2(b) of the Custodial Agreement.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Seller” shall mean Diamond Resorts Tempus Seller 2013, a Delaware limited liability company.
“Seller Undertaking Agreement” shall mean that certain Seller Undertaking Agreement, dated as of September 20, 2013 by the Performance Guarantors in favor of the Issuer and the Indenture Trustee.
“Senior Interest Distribution Amount” shall equal, for a Note and any Payment Date, the sum of (i) interest accrued during the related Interest Accrual Period at the Senior Note Rate on the Outstanding Note Balance immediately prior to such Payment Date and (ii) the amount of unpaid Senior Interest Distribution Amounts from prior Payment Dates plus, to the extent permitted by law, interest thereon at the Senior Note Rate. The Senior Interest Distribution Amount for the Notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months.
“Senior Note Rate” shall mean with respect to Notes, 4.50%.
“Servicer” initially shall mean DRFS and its permitted successors and assigns or such other successor servicer as provided in the Indenture.
“Servicer Event of Default” shall have the meaning specified in Section 5.04 of the Indenture.
“Servicer Undertaking Agreement” shall mean that certain Servicer Undertaking Agreement, dated as of September 20, 2013, by the Performance Guarantors in favor of the Issuer and the Indenture Trustee.

“Servicing Fee” shall mean for any Payment Date, an amount equal to the product of (i) one-twelfth of 1.50% and (ii) the Aggregate Loan Balance as of the first day of the related Due Period.
“Servicing Officer” shall mean those officers of the Servicer involved in, or responsible for, the administration and servicing of the Timeshare Loans, as identified on the list of Servicing Officers furnished by the Servicer to the Indenture Trustee and the Noteholders from time to time.
“Servicing Standard” shall have the meaning specified in Section 5.01 of the Indenture.
“Single Asset Financing” shall mean a financing pursuant to which (a) any Financed Asset is owned by a Single Asset Financing Subsidiary and (b) such Single Asset Financing Subsidiary conveys or otherwise transfers to any other person or grants a security interest to any other person in, such Financed Asset, and any other assets in respect of which security interests are customarily granted in connection with such transactions.
“Single Asset Financing Subsidiary” shall mean a Subsidiary that is a newly formed, wholly owned, bankruptcy-remote, special purpose Subsidiary of DRC (a) that engages in no activities other than in connection with the ownership and financing of the Financed Asset and all rights (contractual or other) and other assets relating thereto, and any business or activities incidental or related to such Financed Asset, (b) that is designated by a Financial Officer of Holdings (as provided below) as a Single Asset Financing Subsidiary and (c) of which no portion of its Indebtedness or any other obligations (contingent or otherwise) (i) is Guaranteed by, recourse to or otherwise obligates Holdings, Polo Holdings, DRC or any other Subsidiary (other than Standard Securitization Undertakings) or (ii) subjects any property or asset of Holdings, Polo Holdings or any other Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof. A Financial Officer of Holdings shall deliver a certificate to each Managing Agent and each Non-Conduit Purchaser designating such Subsidiary as a Single Asset Financing Subsidiary and certifying that to the best of such officer's knowledge and belief after consulting with counsel, (x) such designation complies with the foregoing conditions and (y) immediately after giving effect to such designation, no Default shall have occurred and be continuing.
“Standard Securitization Undertakings” mean representations, warranties, covenants and indemnities entered into at any time by Polo Holdings, DRC or any other Subsidiary (other than a Receivables Subsidiary or a Single Asset Financing Subsidiary) that are reasonably customary in securitization transactions involving receivables similar to Diamond Timeshare Receivables or financings similar to Single Asset Financings.
“Stated Maturity” shall mean the Payment Date occurring on December 2023.
“Statutory Trust Statute” shall mean Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. § 3801, et seq., as the same may be amended from time to time.
“Structuring Agent” shall mean Credit Suisse AG, New York Branch.

“Structuring Fee” shall have the meaning set forth in the Fee Letter.

“Subordinate Interest Distribution Amount” shall equal, for a Note and any Payment Date, the sum of (i) interest accrued during the related Interest Accrual Period at the Subordinate Note Rate on the Outstanding Note Balance immediately prior to such Payment Date and (ii) the amount of unpaid Subordinate Interest Distribution Amounts from prior Payment Dates plus, to the extent permitted by law, interest thereon at the Subordinate Note Rate. The Subordinate Interest Distribution Amount for the Notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months.
“Subordinate Note Rate” shall mean with respect to Notes, 1.50%.
“Subsidiary” means any subsidiary of Holdings, including Polo Holdings and DRC.
“Successor Servicer” shall mean the Back-Up Servicer and its permitted successors and assigns, as provided in the Indenture, upon succeeding to the responsibilities and obligations of the Servicer in accordance with Section 5.16 of the Indenture.
“Synthetic Lease” shall mean as to any person any lease including leases that may be terminated by the lessee at any time of any property whether real personal or mixed that is accounted for as an operating lease under GAAP and in respect of which the lessee retains or obtains ownership of the property so leased for U.S federal income tax purposes other than any such lease under which such person is the lessor.
“Synthetic Lease Obligations” shall mean as to any person an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.
“Tape(s)” shall have the meaning specified in Section 5.16(b) of the Indenture.
“Tempus Resorts Chapter 11 Plan” means the chapter 11 plan confirmed by the Tempus Resorts Confirmation Order.
“Tempus Resorts Confirmation Order” means the Order Approving Debtors' Amended Disclosure Statement and Confirming Debtors' Amended Plan of Reorganization as Modified, entered by the United States Bankruptcy Court for the Middle District of Florida on May 5, 2011 (Docket No. 350) in the chapter 11 bankruptcy cases commenced by Tempus Resorts International, Ltd. and certain of its affiliates, jointly administered as Case No. 6:10-bk-20709-KSJ.
“Timeshare Interest” means a Timeshare Property, and Timeshare Interest or “Timeshare Interests,” when used in the Transaction Documents, means, as applicable, any Timeshare Interest that is subject to a Timeshare Loan or all Timeshare Properties that are subject to the Timeshare Loans, listed on the Schedule of Timeshare Loans, as the same may be amended from time to time.

“Timeshare Laws” means the provisions of any applicable laws, statutes or regulations and all amendments, modifications or replacements thereof and successors thereto, and all regulations and guidelines promulgated thereunder or with respect thereto, now or hereafter enacted.
“Timeshare Loan” shall mean a timeshare loan subject to the lien of the Indenture and listed on the Schedule of Timeshare Loans as sold by the Seller to the Issuer and simultaneously assigned to the Indenture Trustee on the Closing Date. As used in the Transaction Documents, the term “Timeshare Loan” shall include the related Obligor Note, Mortgage and other security documents contained in the related Timeshare Loan File.
“Timeshare Loan Acquisition Price” shall mean on any date of determination, with respect to any Timeshare Loan, an amount equal to the Loan Balance of such Timeshare Loan plus accrued interest thereon.
“Timeshare Loan Documents” shall mean, with respect to a Timeshare Loan and each Obligor, the related (i) Timeshare Loan Files and (ii) Timeshare Loan Servicing Files.
“Timeshare Loan Files” shall mean with respect to any purchaser of a Timeshare Property for which the Obligor is a party to a Timeshare Loan, the following documents executed by such purchaser or delivered in connection with such Timeshare Loan:
(a)    an original Obligor Note bearing all intervening endorsements showing a complete chain of endorsements from the originator of such Timeshare Loan to the Last Endorsee, endorsed by the Last Endorsee, without recourse, in the following form: “Pay to the order of _____________, without recourse” and signed in the name of the Last Endorsee by an authorized officer;

(b)    the original recorded Mortgage containing the original signatures of all persons named as the maker, the mortgagor or trustor with evidence of recording indicated;

(c)    an original individual or bulk assignment of the Mortgage in blank and in recordable form and signed in the name of the Last Endorsee by an authorized officer;

(d)    the originals of all intervening assignments (or a copy certified to the Custodian) of the Mortgage showing a complete chain of assignments from the originator of such Timeshare Loan to the Last Endorsee;

(e)    an original or copy of any assumption or modification of the Obligor Note or Mortgage with evidence of recording thereon or an original or a copy of the title insurance policy with respect to such Mortgage;

(f)    an original or a copy of an individual or bulk title insurance policy or master blanket title insurance policy covering such Timeshare Loan when applicable (or a commitment for title insurance or an opinion of counsel with respect to title and liens encumbering the Timeshare Property);

(g)    the original or a copy of the Purchase Contract that relates to each Obligor Note, including any addenda thereto;

(h)    the original truth-in-lending disclosure statement (or a copy) that relates to each Timeshare Loan; and

(i)    receipt in the form of Exhibit E to the Custodial Agreement, which has been executed by the related Obligor.

“Timeshare Loan Servicing File” shall mean, with respect to each Timeshare Loan and each Obligor a copy of the related Timeshare Loan File and all other papers and computerized records customarily maintained by the Servicer in servicing timeshare loans comparable to the Timeshare Loans.
“Timeshare Property” shall mean a timeshare fee simple interest in real estate regarding a Unit, however denominated or defined in the applicable condominium or timeshare declaration, pursuant to which such fee simple interest in real estate is created, together with all rights, benefits, privileges and interests appurtenant thereto, including the common areas and common furnishing appurtenant to such Unit, and the rights granted the Issuer (as assignee) which secure the related Timeshare Loan.
“Total Funded Debt” means, at any time, the total consolidated Indebtedness of Holdings and the Subsidiaries at such time (excluding (a) Indebtedness of the type described in clauses (c), (f), (g) and (k) of the definition of such term, (b) Indebtedness of the type described in clause (i) of the definition of such term, except to the extent of any unreimbursed drawings thereunder, (c) Indebtedness outstanding under a Receivables Securitization, and (d) Indebtedness of any Unrestricted Subsidiary). It is understood that, when calculating Total Funded Debt, the total consolidated Indebtedness of Holdings and the Subsidiaries shall not be reduced by the amount of cash or cash equivalents held by or for the benefit of Holdings or its consolidated Subsidiaries.
“Trailing Documents” shall have the meaning specified in Section 1.1(c) of the Custodial Agreement.
“Transaction Documents” shall mean the Indenture, the Custodial Agreement, the Purchase Agreement, the Sale Agreement, the Trust Agreement, the Administration Agreement, the Seller Undertaking Agreement, the Servicer Undertaking Agreement, the Note Purchase Agreement, the Deposit Account Control Agreement, the Fee Letter and all other agreements, documents or instruments delivered in connection with the transactions contemplated thereby.
“Transition Expenses” means any documented costs and expenses (other than general overhead expenses) incurred by the Back-Up Servicer should it become the Successor Servicer as a direct consequence of the termination or resignation of the initial Servicer and the transition of the duties and obligations of the initial Servicer to the Successor Servicer.

“Trust Accounts” shall mean collectively, the Collection Account, the Reserve Account and such other accounts established by the Indenture Trustee pursuant to Section 3.02 of the Indenture.
“Trust Agreement” shall mean that certain trust agreement, dated as of August 15, 2013 and amended and restated as of September 20, 2013, each by and between the Owner and the Owner Trustee.
“Trust Estate” shall have the meaning specified in the Granting Clause of the Indenture.
“Unit” shall mean a residential unit or dwelling at the Resort.
“Unrestricted Subsidiary” shall mean (i) FLRX Inc. and its subsidiaries, ILX Acquisition, Inc. and its subsidiaries, Tempus Holdings, LLC and its subsidiaries, and DPM Holdings, LLC and its subsidiaries, until the occurrence of any of the following: (a) the capital structure and indebtedness as between such Unrestricted Subsidiary and Diamond Resorts International, Inc. or any of Diamond Resorts International, Inc.'s subsidiaries changes, (b) Diamond Resorts International, Inc. or any subsidiary thereof is exposed to a potential liability of such Unrestricted Subsidiary or has any monetary obligation to or on behalf of such Unrestricted Subsidiary or (c) such Unrestricted Subsidiary ceases to be an “Unrestricted Subsidiary” under the High Yield Facility, and (ii) any other Unrestricted Subsidiary designated in writing by the Initial Managing Agent with the consent of the Majority Noteholders.
“USAP” shall have the meaning specified in Section 5.05(c) of the Indenture.
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.